Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

SWEPI LP

and

SHELL GULF OF MEXICO INC.,

as Sellers

and

SANCHEZ ENERGY CORPORATION,

as Purchaser

DATED MAY 21, 2014

RELATING TO OIL & GAS INTERESTS IN DIMMIT, LASALLE AND WEBB COUNTIES, TEXAS

i

ARTICLE 9 TAX MATTERS		43
9.1	Apportionment of Taxes	43
9.2	Transfer Taxes	44
9.3	Tax Reporting of the Allocation of Purchase Price	44
9.4	Cooperation on Tax Returns and Tax Proceedings	45

ARTICLE 10 PURCHASER’S ASSUMED OBLIGATIONS		45
10.1	Purchaser’s Assumed Obligations	45
10.2	Plugging and Abandonment of Wells, Removal of Facilities	46
10.3	Environmental Obligations	47
10.4	Additional Security for Assumed Obligations	48

ARTICLE 11 INDEMNIFICATION		50
11.1	Indemnification	50
11.2	Exclusive Remedy	54

ARTICLE 12 CASUALTY LOSS		54
12.1	Casualty Loss prior to Closing	54
12.2	Limitation	55

ARTICLE 13 TERMINATION		55
13.1	Termination	55
13.2	Effect of Termination	56

ARTICLE 14 DISCLAIMERS; WAIVERS, RELEASES		57
14.1	SALE “AS IS” “WHERE IS”/ RELEASE FOR TITLE, PHYSICAL AND ENVIRONMENTAL CONDITION	57
14.2	DISCLAIMER OF WARRANTIES FOR ASSETS	58
14.3	DISCLAIMER REGARDING INFORMATION	59
14.4	DISCLAIMER REGARDING ASBESTOS AND NORM	59
14.5	DISCLAIMER AS TO TITLE TO ASSETS AND PIPELINES	60
14.6	CONSPICUOUSNESS	60

ARTICLE 15 ADMINISTRATIVE PROVISIONS		60
15.1	Expenses of Sale	60
15.2	Third Party Rights	60
15.3	Further Actions	60
15.4	Assignment	61
15.5	Notices	61
15.6	Public Announcements	63
15.7	Time Limits; Waiver	63
15.8	Applicable Law	64
15.9	Severance of Invalid Provisions	64
15.10	Construction & Interpretation	64
15.11	Days	65
15.12	Integrated Agreement	65
15.13	Binding Effect	65
15.14	Multiple Counterparts	65
15.15	FAIR NOTICE DISCLOSURE STATEMENT	65
15.16	WAIVER OF CONSUMER RIGHTS UNDER THE DTPA	66

ii

ARTICLE 16 DISPUTE RESOLUTION		66
16.1	Dispute Resolution	66
16.2	Arbitration	67

Exhibits:

A-1	Mineral Interests
A-2	Wells
A-3	Surface Interests
A-4	Vehicles and Rolling Stock
B	Other Excluded Assets
C-1	Assignment, Conveyance and Bill of Sale
C-2	Conveyance of Non-Participating Royalty Interest
C-3	Mineral Interest Deed
D	Certificate of Non-Foreign Status
E	HR Matters
F	Other Retained Obligations
G	[Reserved]
H	[Reserved]
I	Transition Services Agreement
J	Seismic License Agreement
K	Financial Information

Schedules:

1	Excluded Contracts
2.3	Allocated Values
6.1(e)	Governmental Authorizations
6.1(f)	Compliance with Laws and Regulations
6.1(g)	Litigation
6.1(i)	Royalties
6.1(j)	Preferential Rights and Consents to Assign
6.1(k)	Wells and Equipment
6.1(l)	Material Contracts
6.1(n)	Bonds and Credit Support
6.1(o)	Compliance with Leases and Surface Interests
6.1(p)	Insurance
6.1(q)	Material Imbalances
7.1(d)	Environmental Reports

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated May 21, 2014 (the “Execution Date”), by and among SWEPI LP, a Delaware limited partnership, and Shell Gulf of Mexico Inc., a Delaware corporation (each of which, a “Seller” and collectively, the “Sellers”), the address for each of which is 150-C N. Dairy Ashford, Houston, Texas 77079, on the one hand, and Sanchez Energy Corporation, a Delaware corporation, (“Purchaser”) , the address for which is 1111 Bagby Street, Suite 1800, Houston, Texas 77002, on the other hand.  Each of Sellers and Purchaser are sometimes separately referred to as a “Party” and are sometimes collectively referred to as “Parties”.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, Sellers’ interests in oil and gas exploration, development and producing properties located in Dimmit, LaSalle and Webb Counties, Texas and certain related assets.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, Purchaser and Sellers agree as follows:

ARTICLE 1
DEFINITIONS / EXHIBITS

The following terms as used in this Agreement shall have the definitions set forth below:

“Access Period” has the meaning set forth in Section 7.14.

“Accounting Notice” has the meaning set forth in Section 8.1.1(a).

“Accounting Referee” has the meaning set forth in Section 8.1.1(b).

“Act” has the meaning set forth in Section 7.13.

“Affiliate(s)” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Environmental Deductible” means an amount equal to 2.5% of the Unadjusted Purchase Price.

“Aggregate Indemnity Deductible” means an amount equal to 2.0% of the Unadjusted Purchase Price.

“Allocated Value” has the meaning set forth in Section 2.3.

“Approval Evidence” has the meaning set forth in Section 10.4(b).

“Arbitrable Dispute” has the meaning set forth in Section 16.1.

“Assets” means the following, other than Excluded Assets:

(i)                                     the Hydrocarbon and mineral leases, subleases, royalties, overriding royalties, non-participating royalty interests, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place that are described on Exhibit A-1, including all pooled or unitized acreage that includes all or a part of any such interests or other rights (the “Mineral Interests”), and all tenements, hereditaments and appurtenances belonging to the Mineral Interests;

(ii)                                  the oil, gas, water, CO2, disposal, injection or other wells located on the Mineral Interests (the “Wells” and together with the Mineral Interests, the “Oil and Gas Interests”), whether producing, shut-in, or temporarily or permanently abandoned, and including without limitation the working interests or overriding royalty interests in the wells listed on Exhibit A-2;

(iii)                               the surface fee interests listed on Exhibit A-3, and the easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and used or held for use in connection with the Oil and Gas Interests (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties”);

(iv)                              the equipment, machinery, fixtures, gas gathering systems, pipelines, manifolds, processing units, compression facilities and other tangible personal property and improvements located on the Properties on the Execution Date (the “Equipment”);

(v)                                 the Basic Documents (including without limitation the Material Contracts) and all rights accruing thereunder;

(vi)                              the materials and equipment inventory, if any, located on the Properties on the Closing Date;

(vii)                           all Hydrocarbons within, produced from or attributable to the Mineral Interests or Wells from and after the Effective Time;

(viii)                        lease records, title records, well logs, production records, regulatory files, environmental files, seismic, subject to the Seismic License Agreement, and other geological and geophysical data and other records to the extent pertaining to the Assets; excluding however:

(A)                               any data, information, software and records to the extent that disclosure or change in ownership in connection with the transactions contemplated by this Agreement is prohibited by applicable Law;

(B)                               data and records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons;

(C)                               records containing Sellers’ economic, reserves or investment forecasts, analyses, criteria, or rationales or similar information; or

(D)                               any such records (including without limitation Sellers’ proprietary geological or geophysical interpretations or similar data and information) that are transferrable only upon consent, payment of a license, transfer or other fee or royalty to a third Person, or transferrable only if Purchaser executes a license, royalty or other agreement with a third Person, unless Purchaser pays such fee or royalty or executes such license;

(The data, records, files, software and information referred to in clauses (A) through (D) above are referred to herein as the “Excluded Records,” and subject to such exclusions, the data, records, files, software and information described in this subsection (viii) are referred to herein as “Records”);

(ix)                              any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor that are primarily used or primarily held for use in connection with the Oil and Gas Interests (“Governmental Authorizations”); and

(x)                                 the vehicles and rolling stock listed on Exhibit A-4, and any other vehicles assigned to any Business Employees that are hired by Purchaser in accordance with the terms of Exhibit E.

“Assumed Obligations” has the meaning set forth in Section 10.1.

“Basic Documents” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed for business in Houston, Texas.

“Business Employee” has the meaning set forth in Exhibit E.

“Casualty Loss” has the meaning set forth in Section 12.1.

“CERCLA” has the meaning set forth in the definition of “Environmental Law”.

“CFTC” has the meaning set forth in Section 7.13.

“Claim Notice” has the meaning set forth in Section 11.1(d)(i).

“Claimant” has the meaning set forth in Section 16.2(a).

“Closing” means (i) the execution and delivery of the operative conveyances and other Closing documents evidencing this transaction, and (ii) the payment of the Unadjusted Purchase Price to Sellers, as adjusted by the Preliminary Accounting, and any other amounts to be paid at Closing pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 5.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 6.1(w).

“Confidentiality Agreement” has the meaning set forth in Section 7.1(c).

“CPR” has the meaning set forth in Section 16.2.

“CPR Protocol” has the meaning set forth in Section 16.2.

“Cure Period” has the meaning set forth in Section 3.2(b).

“Current Insurance Policies” has the meaning set forth in Section 7.12.

“Data Exchange” has the meaning set forth in Section 7.1(a).

“Disputed Environmental Matters” has the meaning set forth in Section 3.2(g).

“DOJ” has the meaning set forth in Section 13.1(e).

“Effective Time” means 7:00 a.m. local time where the Assets are located on January 1, 2014.

“Environmental Arbitration Decision” has the meaning set forth in Section 3.2(g)(v).

“Environmental Arbitration Notice” has the meaning set forth in Section 3.2(g)(ii).

“Environmental Arbitrator” has the meaning set forth in Section 3.2(g)(iii).

“Environmental Defect” has the meaning set forth in Section 3.1.

“Environmental Defect Amount” has the meaning set forth in Section 3.2(c)(i).

“Environmental Defect Notice” has the meaning set forth in Section 3.2(a).

“Environmental Defect Property” has the meaning set forth in Section 3.2(a).

“Environmental Obligations” has the meaning set forth in Section 10.3.

“Environmental Law” means all applicable federal, state or local laws and regulations concerning or relating to the pollution, protection or restoration of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws have been and may be amended, replaced or substituted from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Equipment” has the meaning set forth in the definition of “Assets”.

“Excluded Assets” means the following:

(i)                                     the Excluded Records;

(ii)                                  the copies of Records retained by Sellers pursuant to Section 7.10;

(iii)                               the items described in Exhibit B;

(iv)                              any Governmental Authorizations which by their own terms are not transferable;

(v)                                 any Basic Documents which (a) primarily relate to other properties owned by Seller Group or (b) are listed on Schedule 1 (collectively, the “Excluded Contracts”);

(vi)                              any intellectual property owned by Seller Group (including all data, files and records relating thereto), including without limitation, all software, all trademarks, trade names and service names, including without limitation, any rights in trademarks and service names, registered or unregistered, containing the word “Shell”, the Shell Pecten logo, and any interpretative techniques and processes that Sellers in good faith consider proprietary and confidential, including without limitation, any interpretive geological and geophysical information, economic analysis, and any information or other similar proprietary data which might reveal Sellers’ or their Affiliates’ economic guidelines or other methods or systems by which Sellers or their Affiliates conduct their economic analyses, and any similar proprietary data;

(vii)                           any future or existing accounts receivable, tax refunds, contract refunds, insurance premium refund or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Sellers (including, without limitation, any joint operating or unit operating agreement audit claims), any of which are attributable to a Seller’s ownership of the Assets prior to the Effective Time;

(viii)                        all corporate, partnership, financial, tax, and legal (other than title) records that relate to Sellers’ business generally;

(ix)                              any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(x)                                 all rights and interests of the Sellers (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Sellers against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Sellers’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond posted with a Governmental Authority;

(xi)                              all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof;

(xii)                           all documents and instruments of the Sellers that may be protected by an attorney-client privilege and all data that cannot be disclosed to the Purchaser as a result of confidentiality arrangements under agreements with third parties;

(xiii)                        all licensed radio frequencies and associated communications infrastructure and equipment, including towers, antennas, data links and network circuits;

(xiv)                       all drilling rigs and related equipment, rental equipment, computers and their associated equipment and software, copy machines, televisions, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, all vehicles and rolling stock not listed on Exhibit A-4, and any other equipment, inventory, machinery, tools and other personal property the use of which is not reasonably anticipated for the operation of a Well or Wells;

(xv)                          any environmental reports, records, data or information not described in Section 7.1(d); and

(xvi)                       any data, information and records to the extent relating to the foregoing items (i) through (xv).

“Excluded Contracts” has the meaning set forth in the definition of “Excluded Assets”.

“Excluded Records” has the meaning set forth in the definition of “Assets”.

“Execution Date” has the meaning set forth in the Preamble.

“Filings” has the meaning set forth in Section 7.14.

“Final Accounting” has the meaning set forth in Section 8.1.1(a).

“Final Accounting Date” has the meaning set forth in Section 8.1.1(a).

“Final Disputed Environmental Matters” has the meaning set forth in Section 3.2(g)(ii).

“Final Purchase Price” has the meaning set forth in Section 2.3.

“Final Section 1060 Allocation Schedule” has the meaning set forth in Section 9.3(a).

“FTC” has the meaning set forth in Section 13.1(e).

“Fundamental Representations” means, as to the Sellers, those representations and warranties set forth in Sections 6.1(a), 6.1(b), 6.1(c)(i), 6.1(c)(ii)(A), 6.1(c)(ii)(B)(y), 6.1(c)(iii), 6.1(d), 6.1(h), 6.1(m) and 6.1(v), and as to Purchaser means all of those representations and warranties set forth in Section 6.3.

“Governmental Authority” means any national government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Governmental Authorizations” has the meaning set forth in the definition of “Assets”.

“Hazardous Materials” means, for purposes of this Agreement only, any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise subject to regulation, investigation, control or remediation under any Environmental Law as a “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HIL” means Harrison Interests, Ltd.

“HIL Bond” means the bond other items required to be delivered by Purchaser and/or its Affiliates to HIL pursuant to paragraph 4 of the HIL Consent.

“HIL Consent” means the written consent of HIL to Seller’s assignment of Seller’s interest in and to the HIL Lease to Purchaser or its Affiliates.

“HIL Guaranty” means the guaranties required to be delivered by Purchaser and/or its Affiliates to HIL pursuant to the terms of the HIL Consent.

“HIL Lease” means that certain Oil and Gas Lease dated as of May 12, 2010 by and between HIL, as lessor, and P Ranch Working Interest, LLC (“Original Lessee”), as lessee, as assigned by Original Lessee to (i) as to an undivided 60.8697544%, SWEPI LP pursuant to that certain Conveyance of Lease Interest dated as of November 3, 2010, and (ii) as to an undivided 39.1302456%, Shell Offshore Inc. pursuant to that certain Conveyance of Lease Interest dated as of November 3, 2010, which interest was assigned from Shell Offshore Inc. to SWEPI pursuant to that certain Conveyance of Lease Interest dated as of November 8, 2010, as amended by that certain First Amendment to the Lease dated June 7, 2012, Second Amendment to the Lease dated May 10, 2013 and Third Amendment to the Lease dated as of the date hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.

“Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the platform, wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Laws.

“Indemnified Party” has the meaning set forth in Section 11.1(e).

“Indemnifying Party” has the meaning set forth in Section 11.1(e).

“Individual Environmental Threshold” has the meaning set forth in Section 3.2(h)(i).

“Individual Threshold” has the meaning set forth in Section 11.1(d)(ii)(B).

“Known/Knowledge” whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party,” or “had actual Knowledge”, the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), the current manager who devotes substantial attention to matters of such nature during the ordinary course of his or her employment.  Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party” or “had actual Knowledge”.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

“Liquid Hydrocarbons” has the meaning set forth in Section 7.13.

“Losses” has the meaning set forth in Section 11.1(a).

“Material Contract” means any Basic Document that does not constitute or evidence a Mineral Interest and that is not terminable by either party at will (without penalty) on 60 days or less notice, and that is intended to be assigned to Purchaser pursuant to this Agreement, and is of one or more of the following types:

(i)                                     involves obligations of, or payments to or from, a Seller in any 12-month period in excess of $2,000,000;

(ii)                                  restricts a Seller from freely engaging in any business or competing anywhere;

(iii)                               is a joint development agreement, exploration agreement, data license agreement or acreage dedication agreement;

(iv)                              is a Hydrocarbon sale, gathering, transportation, or processing agreement;

(v)                                 is a judicial order, consent order, settlement agreement or similar document that affects the ownership or operation of any of the Assets;

(vi)                              is between a Seller, on the one hand, and any Affiliate of Sellers, on the other hand;

(vii)                           requires Sellers to sell, lease, farm-out, or otherwise dispose of any interest in any of the Properties after the Execution Date, other than non-consent penalties for non-participation in operations under joint operating agreements or conventional rights of reassignment arising in connection with Sellers’ surrender or release of any of the Properties;

(viii)                        is an agreement for indebtedness;

(ix)                              the primary purpose thereof was to indemnify another Person rather than the provision of goods or services;

(x)                                 is an agreement that contains a call on production;

(xi)                              constitutes a lease under which Sellers are lessor or lessee of personal property which lease involves an annual base rental of more than $1,000,000; or

(xii)                           constitutes a lease for commercial space.

“Mineral Interests” has the meaning set forth in the definition of “Assets”.

“NORM” has the meaning set forth in Section 14.4.

“Notice Period” has the meaning set forth in Section 11.1(e).

“Oil and Gas Interests” has the meaning set forth in the definition of “Assets”.

“Ongoing Confidential Information” means (i) the information delivered pursuant to the last sentence of paragraph (a) of Exhibit E hereto; (ii) the information on Schedule 6.1(p) hereto; and (iii) (a) any of Sellers’ confidential or proprietary records and information disclosed to Purchaser pursuant to the Confidentiality Agreement (but not conveyed to Purchaser hereunder), including bids received from and records of negotiations with third Persons, records containing Sellers’ economic, reserves or investment forecasts, analysis, criteria, or rationales or similar information, but excluding, for the avoidance of doubt, reserve, production and financial information pertaining to the Assets or the terms and conditions of this Agreement and the Assets acquired or to be acquired hereunder, (b) any documents and instruments of the Sellers that may be protected by attorney-client privilege, and (c) the Excluded Contracts.

“Original Lessee” has the meaning set forth in the definition of “HIL Lease”.

“Party(ies)” has the meaning set forth in the Preamble.

“Performance Deposit” has the meaning set forth in Section 2.4.

“Permitted Encumbrances” means those matters described on Exhibit C to Exhibit C-1.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Policies” has the meaning set forth in Section 6.1(t).

“Pre-Acquisition Review” has the meaning set forth in Section 7.1(b).

“Pre-Closing Claim Date” has the meaning set forth in Section 3.2(a).

“Preliminary Accounting” has the meaning set forth in Section 8.1.

“Properties” has the meaning set forth in the definition of “Assets”.

“Property Expense” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, bonuses and shut-in payments, royalties, overriding royalties, net profits interests, drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by Council of Petroleum Accountants Society (COPAS), that are attributable to the operation of the Assets conducted during the period in question, and shall include overhead for such period based upon the overhead rate of $900,000 per month for operations plus $10,000 per well per month (drilling well rate), and $12,000 per well per month (completion well rate) with on-site and off-site technical services not covered by overhead at a fixed rate basis; provided, however, that Property Expenses shall not include Taxes.

“Proposed Section 1060 Allocation Schedule” has the meaning set forth in Section 9.3(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” means any Affiliate of Purchaser, and the directors, officers, employees, agents and representatives of Purchaser or any Affiliate of Purchaser.

“Purchaser’s Auditor” has the meaning set forth in Section 7.14.

“Purchaser Amounts” has the meaning set forth in Section 8.1.

“RCRA” means the Resource Conservation and Recovery Act of 1976.

“Records” has the meaning set forth in the definition of “Assets”.

“Remedy Deadline” has the meaning set forth in Section 3.2(b).

“Retained Obligations” means all liabilities and obligations associated with:  (i) the suits and proceedings listed on Schedule 6.1(g); (ii) Taxes for which Sellers are liable pursuant to Section 9.1; (iii) any claims for bodily injury, illness or death to the extent attributable to, arising out of, incident to or in connection with the operation of the Assets by Sellers prior to the Closing Date; (iv) the arrangement by Sellers during the period of time prior to the Closing Date (a) for disposal of, or (b) transportation of, any Hazardous Materials at or to, respectively, any real property that is not included in the Assets or at any real properties pooled or unitized with any Asset, where such Hazardous Materials arose out of or in connection with or were otherwise resulting from the operation of the Assets by Sellers prior to the Closing Date; (v) obligations of Sellers with respect to the period prior to the Closing Date and payable to any Affiliate of Sellers with respect to the Assets, other than for goods or services furnished in the ordinary course of business and other than obligations set forth in Material Contracts; (vi) Sellers’ gross negligence in connection with their operations prior to the Closing Date of any of the Assets; (vii) Sellers’ willful misconduct in connection with their operations prior to the Closing Date of any of the Assets; (viii) all fines and penalties imposed or levied by any Governmental Authority resulting from any criminal investigation or criminal proceedings relating to Sellers’ ownership, use, maintenance or operation of the Assets prior to the Closing Date; (ix) all Liabilities related to or otherwise arising out of Sellers’ or their applicable Affiliates’ employment of the Business Employees who do not become Transferred Employees, and all liabilities related to or otherwise arising out of Sellers’ or their applicable Affiliates’ employment of the Business Employees who do become Transferred Employees to the extent arising prior to the Closing Date, (including all liabilities arising under or relating to any employee benefit or similar plan or any previous benefit or similar plan maintained by Sellers or their applicable Affiliates prior to the Closing Date for the benefit of the Business Employees); and (x) those matters listed on Exhibit F.

“Rules” has the meaning set forth in Section 16.2.

“Seismic License Agreement” means the agreement attached hereto as Exhibit J.

“Seller(s)” has the meaning set forth in the Preamble.

“Seller Amounts” has the meaning set forth in Section 8.1.

“Seller Group” means any Affiliate of any Seller, and the directors, officers, employees, agents and representatives of any Seller or any Affiliate of a Seller.

“Shell Legacy Representative” has the meaning set forth in Section 10.4(a).

“STUSCO” has the meaning set forth in Section 7.13.

“Surface Interests” has the meaning set forth in the definition of “Assets”.

“Suspense Funds” has the meaning set forth in Section 6.1(u).

“Tax” means (i) all taxes, assessments, customs, duties, imposts, unclaimed property, fees and other governmental charges imposed by any Governmental Authority, including any federal, state or local income tax, gains tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, transaction tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, gross margin tax, windfall profits tax, profits tax, utility tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.

“Texas DTPA” has the meaning set forth in Section 15.16.

“TNRC” has the meaning set forth in Section 10.4(a)(ii).

“Transaction Documents” has the meaning set forth in Section 5.3.

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Transferred Employee” has the meaning set forth in Exhibit E.

“Transition Services Agreement” means that certain agreement substantially in the form attached hereto as Exhibit I.

“Unadjusted Purchase Price” has the meaning set forth in Section 2.3.

“Union” has the meaning set forth in Section 6.1(w).

“Wells” has the meaning set forth in the definition of “Assets”.

ARTICLE 2
PURCHASE AND SALE

2.1                               Purchase and Sale of Assets.

On the terms and subject to the conditions contained in this Agreement, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, all of Sellers’ right, title and interest in and to the Assets.

2.2                               Assets Subject to Existing Agreements and Legal Requirements.

The sale, transfer and conveyance of the Assets to Purchaser will be made subject to, and Purchaser agrees to accept the Assets subject to and agrees to be bound to and to perform, any and all reservations, exceptions, limitations, contracts, assignments, leases and subleases, farmout agreements, joint or unit operating agreements, pooling agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments pertaining to the Assets (the “Basic Documents”) including, but not limited to, those Basic Documents (i) that are of record with the Texas Secretary of State or any county office, or (ii) that have been disclosed or delivered to Purchaser for its review prior to Closing, or that are referred to therein, or (iii)  that are listed or referred to on any Exhibit or Schedule to this Agreement, or (iv) of which Purchaser has actual or constructive knowledge, including, without limitation, any matter included or referenced in the Data Exchange or otherwise in materials made available to Purchaser by Sellers or other party with the legal right to provide the same.  The foregoing is not intended to limit Seller’s representations, warranties, covenants or similar obligations under this Agreement.

2.3                               Purchase Price.

The total purchase price for the Assets shall be Six Hundred Thirty Nine Million Dollars ($639,000,000) (the “Unadjusted Purchase Price”) payable to Sellers at Closing and subject to adjustments as provided for in Articles 3, 4, 8 and 12 and as are reflected in the Preliminary Accounting and the Final Accounting (the Unadjusted Purchase Price, as so adjusted, being the “Final Purchase Price” or the “Purchase Price”).

Schedule 2.3 sets forth Purchaser’s good faith allocation of the Unadjusted Purchase Price among the Oil and Gas Interests and material Equipment for all purposes under this Agreement (with respect to any of the Assets, such value is referred to herein as the “Allocated Value” and collectively, the “Allocated Values”).  Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.

Each Seller shall be entitled to and shall receive its pro rata portion of the Purchase Price (and shall be allocated a pro rata portion of, and be jointly and severally liable for, adjustments required to be made to the Purchase Price and costs to be borne by the Sellers pursuant to this Agreement) based on (a) its relative interests in the Assets and (b) the extent to which any matters (in respect of which adjustments are required to be made to the Purchase Price) affect its interests in the Assets.  Each Seller’s pro rata portion of the Purchase Price as adjusted at Closing will be payable in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by Sellers to the Purchaser in writing) for the account of the respective Seller.  Payments to be made following the Closing under this Agreement shall be made by wire transfer of immediately available funds within ten (10) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party or Parties to the paying Party or Parties in writing) for the account of the respective receiving Party or Parties.

2.4                               Performance Deposit.

Upon execution of this Agreement, Purchaser shall pay by wire transfer to Sellers Fifty One Million One Hundred Twenty Thousand Dollars ($51,120,000) in good and immediately available funds, as a performance deposit (the “Performance Deposit”) on the Assets to be transferred to Purchaser hereunder.  The Performance Deposit shall be paid by wire transfer to the following account of Sellers:

Account Name:	SWEPI LP
Bank:	Citibank N.A.
Account#:	30592764
ABA/Routing #:	021000089
Attention:	Asli Magid

This Performance Deposit is solely to assure the performance of Purchaser pursuant to the terms and conditions of this Agreement.  If Purchaser fails, refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms hereof, Sellers shall have the right, at their sole option, to retain the Performance Deposit as provided in Section 13.2(b).  If this Agreement is terminated pursuant to the first sentence of Section 13.1 or Sections 13.1(a), 13.1(b), 13.1(d), or 13.1(e), Sellers shall return the Performance Deposit to Purchaser within ten (10) Business Days of receipt of the notice of termination.

2.5                               Qualified Intermediary.

Sellers and Purchaser hereby agree that this transaction may be completed as a like-kind exchange and that each Party will assist in completing the sale as a like-kind exchange.  As a like-kind exchange, Sellers and Purchaser agree that Purchaser, in lieu of the purchase of the Assets from Sellers for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Likewise, Sellers shall have the right at any time prior to Closing to assign all or a portion of their rights under this Agreement to a Qualified Intermediary for the same purpose.  In the event any Party assigns its rights under this Agreement pursuant to this Section 2.5, such Party agrees to notify the other Parties in writing of such assignment at or before Closing.  If Sellers assign their rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Sellers’ assignment of their rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the

Assets into a qualified escrow or qualified trust account at Closing as directed in writing.  If Purchaser assigns its rights under this Agreement for this purpose, Sellers agree to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, (ii) accept the Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Purchaser the Assets that are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.  Sellers and Purchaser acknowledge and agree that any assignment of this Agreement shall not increase the costs, expenses or liabilities of a Party as a result of the other Party’s assignment of this Agreement to a Qualified Intermediary, shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof.

ARTICLE 3
ENVIRONMENTAL MATTERS

3.1                               Definition of Environmental Defect.

As used in this Agreement, the term “Environmental Defect” means any contamination of any of the Properties as a result of any production, storage, transportation, treatment, discharge, release, spill, seepage, escape, emission, emptying, or leaching of any Hazardous Materials on, in or below such Property that (i) creates liability under applicable Environmental Law in effect at the Effective Time to the owner or operator of such Property, (ii) currently requires remediation under applicable Environmental Law, or (iii) is in violation of applicable Environmental Law, consent decrees or judgments in effect at the Effective Time.  Notwithstanding the foregoing, the following shall not be considered to be an Environmental Defect:  (i) any Retained Obligation, (ii) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos, (iii) all obligations and liabilities for plugging, abandonment and restoration obligations as described in Section 10.2, and (iv) any condition, contamination, liability, loss, cost, expense or claim that did not arise by, through or under the operations of the Seller Group.

3.2                               Notice of Environmental Defects.

(a)                                 If, as a consequence of its Pre-Acquisition Review, Purchaser desires to assert a claim of an Environmental Defect with respect to any Property, Purchaser must deliver claim notices to Sellers (each an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 30 days after the Execution Date (such cut-off date being the “Pre-Closing Claim Date”).  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect(s) reasonably sufficient for Sellers to determine the basis of the alleged Environmental Defect, including, at a minimum, the relevant Environmental Law citation, (ii) identification of the Property adversely affected by the Environmental Defect (each an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) all documents upon which Purchaser relies for its assertion of an Environmental Defect, including, at a minimum, supporting documents and/or written expert assessments reasonably necessary for Sellers (as well as any environmental engineering consultant hired by Sellers) to verify the existence of the alleged Environmental Defect(s), and (v) the amount which Purchaser reasonably believes is the cost to remediate such Environmental Defect in accordance with the terms of this Agreement and the computations and information upon which Purchaser’s belief is based, including any analysis by any environmental engineering consultant firm hired by Purchaser.

(b)                                 Sellers shall have the right, but not the obligation, to attempt, at Sellers’ sole cost, to cure or remove on or before 120 days after the Closing Date (the “Cure Period”), any Environmental Defects for which Sellers have received an Environmental Defect Notice from Purchaser prior to the Pre-Closing Claim Date. No reduction shall be made to the Adjusted Purchase Price paid at Closing with respect to any Environmental Defect.  If, by the end of the Cure Period (the “Remedy Deadline”), Sellers have not cured the Environmental Defects or, prior to the Remedy Deadline, Sellers and Purchaser cannot agree on (i) the proper and adequate cure for any such Environmental Defect, (ii) the Environmental Defect Amount, or (iii) whether the alleged Environmental Defect constitutes an Environmental Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 3.2(g).  Sellers’ election to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 3.2(g) and shall not constitute an admission against interests or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.  During the Cure Period and following the Closing, Sellers shall conduct any cure of alleged Environmental Defects using their own resources, personnel and advisors; provided, however, that Purchaser, at its expense, shall reasonably cooperate with Sellers’ efforts including without cost to Sellers granting Sellers and their consultants, advisers and contractors reasonable access to the Properties, with full rights to conduct sampling of soils and groundwater, for purposes of making any assessment or evaluation of the alleged Environmental Defect and conducting any remediation that may be required, and making Purchaser’s personnel available after the applicable Closing for interviews conducted pursuant to Sellers’ cure efforts, answering reasonable information requests and making records reasonably available for review during normal business hours timely following Sellers’ request for same.

(c)                                  In the event that any Environmental Defect is not waived by Purchaser or, subject to Section 3.2(g), cured prior to the Remedy Deadline, Sellers shall, at their sole election, and subject to the Individual Environmental Threshold and the Aggregate Environmental Deductible, elect to:

(i)                                     accept a reduction in the Unadjusted Purchase Price equal to an amount determined (the “Environmental Defect Amount”) pursuant to Section 3.2(f) as being the value of such Environmental Defect, in which event the Sellers shall pay Purchaser an amount equal to the Environmental Defect Amount;

(ii)                                  retain the entirety of the Property that is adversely affected by such Environmental Defect, in which event Sellers shall pay Purchaser an amount equal to the Allocated Value of such Environmental Defect Property upon the reconveyance of such Environmental Defect Property to the applicable Seller and if such Property is the Property covered by the HIL Lease, Sellers will retain all the Properties; or

(iii)                               indemnify Purchaser against all Losses arising from the Environmental Defect and the associated remediation, with a written form of indemnity reasonably acceptable to Purchaser and Sellers, which indemnity shall provide Sellers the right to control any required cure or remedial work.

(d)                                 Upon Sellers electing to retain a Property because of an Environmental Defect pursuant to Section 3.2(c)(ii), the Parties shall complete any further conveyancing or reconveyancing of property as is necessary to effect such remedy.  In the case of any such reconveyancing, Purchaser shall assign the relevant Property to or as directed by Sellers with a special warranty of title, by, through and under Purchaser.

(e)                                  Except with respect to Purchaser’s right to indemnification pursuant to Section 11.1(b)(iv) or a claim for breach of Section 6.1(r), this Section 3.2 shall be the exclusive right and remedy of Purchaser with respect to Environmental Defects or any other matter or liability related to Environmental Laws or the environmental condition of the Properties.  In this regard and notwithstanding anything to the contrary in this Agreement except with respect to Purchaser’s right to indemnification pursuant to Section 11.1(b)(iv) or a claim for breach of Section 6.1(r), if an Environmental Defect under this Section 3.2 results from any matter which could also result in the breach of any representation or warranty of a Seller as set forth in Section 6.1, then Purchaser shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Section 3.2 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(f)                                   The Environmental Defect Amount resulting from an Environmental Defect with respect to an Environmental Defect Property shall be the cost to remediate such Environmental Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Sellers agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)                                  the Environmental Defect Amount shall be based upon applicable Environmental Law in effect at the Effective Time;

(iii)                               the estimated costs of remediating the Environmental Defect shall not exceed the estimated costs of complying with the requirements of Governmental Authorities to remediate the Environmental Defect; and

(iv)                              in addition, the estimated costs of remediating the Environmental Defect shall be based upon the costs to remediate and restore the surface and groundwater of the Property to a condition consistent with the current use of such surface and/or groundwater as of the Effective Time.

(g)                                  If, after the Remedy Deadline, Sellers and Purchaser are unable to agree on an alleged Environmental Defect, Environmental Defect Amount or whether an Environmental Defect has been cured as provided herein (the “Disputed Environmental Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 3.2(g).

(i)                                     Purchaser shall provide to Sellers by not later than the 10th Business Day following the Remedy Deadline an updated written description meeting the requirements of Section 3.2(a), together with all supporting documentation, of the Disputed Environmental Matters.  By not later than 10 Business Days after Sellers’ receipt of Purchaser’s written description of the Disputed Environmental Matters, the applicable Seller(s) shall provide to Purchaser a written response setting forth such Seller’s position with respect to the Disputed Environmental Matters together with all supporting documentation.

(ii)                                  By not later than 10 Business Days after Purchaser’s receipt of Sellers’ written response to Purchaser’s written description of the Disputed Environmental Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) by written notice to Sellers of any Disputed Environmental Matters (“Final Disputed Environmental Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Environmental Arbitration Notice”).

(iii)                               The arbitration shall be held before a single arbitrator (the “Environmental Arbitrator”), determined as follows.  Each arbitrator selected under this subparagraph shall be a licensed environmental engineer with at least 10 years’ experience assessing the environmental condition of oil and gas properties in Texas.  Within two Business Days following Sellers’ receipt of the Environmental Arbitration Notice, Sellers and Purchaser shall each exchange lists of five acceptable, qualified arbitrators.  Within two Business Days following the exchange of lists of acceptable arbitrators, Purchaser and Sellers shall select by mutual agreement one arbitrator from the combined lists.  If no agreement is reached, Purchaser and Sellers shall each, by 5:00 pm Central Time of the second Business Day identify a single arbitrator from their original list of five acceptable arbitrators.  The two selected arbitrators shall then together select a third arbitrator from the original lists within three Business Days following their selection, which shall be no more than seven Business Days following the Environmental Arbitration Notice.  Such third arbitrator shall serve as the Environmental Arbitrator.

(iv)                              Within three Business Days following the selection of the Environmental Arbitrator, the Parties shall submit one copy to the Environmental Arbitrator of (A) this Agreement, with specific reference to this Section 3.2(g), (B) the Purchaser’s written description of the Final Disputed Environmental Matters together with the supporting documents that were previously provided to Sellers pursuant to Section 3.2(g)(i), (C) Sellers’ written response to the Purchaser’s written description of the Final Disputed Environmental Matters, together with the supporting documents that were previously provided to Purchaser pursuant to Section 3.2(g)(i), and (D) the Environmental Arbitration Notice.  Within five Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission.  The Environmental Arbitrator shall resolve the Final Disputed Environmental Matters based only on the foregoing submissions.  Neither Purchaser nor Sellers shall have the right to submit additional documentation to the Environmental Arbitrator nor to demand discovery on the other Party.

(v)                                 The Environmental Arbitrator shall make its determination by written decision within 30 Business Days following Sellers’ receipt of the Environmental Arbitration Notice (the “Environmental Arbitration Decision”).  The Environmental Arbitration Decision shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 3.2(g).  The Environmental Arbitrator may consult with and engage disinterested third Persons, including counsel, to advise the Environmental Arbitrator, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not (i) be currently working as an employee or consultant for either Party, nor be in discussions about potential future work for either Party, (ii) have worked as an employee or consultant for either Party or its Affiliates during the two year period preceding the arbitration, or (iii) have any financial interest in the dispute.

(vi)                              The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(vii)                           Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Each Party shall bear one-half of the costs and expenses of the Environmental Arbitrator, including any costs incurred by the Environmental Arbitrator that are attributable to the consultation of any third Person.

(viii)                        Sellers and Purchaser shall implement the Arbitration Decision as follows:  (A) in the case of alleged Environmental Defects determined to be Environmental Defects, Sellers shall elect to remedy, at their sole election, such Environmental Defects pursuant to Section 3.2(c) within 10 Business Days following Sellers’ receipt of the Environmental Arbitration Decision, and (B) in the case of disputed Environmental Defect Amounts, where Sellers have elected the remedy set forth in Section 3.2(c)(i), Sellers shall pay any amounts determined to be owed to Purchaser.  Any Environmental Arbitration Decision shall be final and binding decision as that Disputed Environmental Matter.

(ix)                              Any dispute over the interpretation or application of this Section 3.2 shall be decided by the Environmental Arbitrator with reference to the Laws of the State of Texas.  Any award of the Environmental Arbitrator may be enforced against both Parties in the courts located in Harris County or Houston, Texas, or any other state in which any Party holds or owns property of any kind.

(h)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall there be any remedies available under this Section 3.2:

(i)                                     for any Environmental Defect Amount with respect to an individual Environmental Defect Property if such amount does not exceed $250,000 (the “Individual Environmental Threshold”); and

(ii)                                  unless the aggregate amount of all such Environmental Defect Amounts (provided that each such Environmental Defect Amount exceeds the Individual Environmental Threshold and excluding any Environmental Defect Amounts with respect to Environmental Defects cured by Sellers) exceeds the Aggregate Environmental Deductible, after which point, subject to the Individual Environmental Threshold, Purchaser shall be entitled to remedies elected by Sellers in accordance with Section 3.2(c) only to the extent that such Environmental Defects exceed the Aggregate Environmental Deductible.

(i)                                     Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 15.7, time is of the essence in performing their obligations and exercising their rights under this Section 3.2, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

(j)                                    If a Seller agrees to remedy specific Environmental Defects under Section 3.2(b) or pursuant to an indemnity agreement entered into pursuant to Section 3.2(c)(iii), then Purchaser agrees that at such Seller’s election, all negotiations and contacts with Governmental Authorities for approval and review of such remedial action shall be made by Seller.

THE PROVISIONS OF THIS ARTICLE 3 CONSTITUTE PURCHASER’S ENTIRE REMEDY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES AND COMPLIANCE WITH ENVIRONMENTAL LAW.

EXCEPT AS PROVIDED IN THIS SECTION 3.2 AND SECTION 6.1, PURCHASER SHALL ACQUIRE THE PROPERTIES “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLERS FOR ANY LIABILITIES, COSTS OR EXPENSES RELATED TO THE CONDITION OF THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS AND DAMAGES TO NATURAL RESOURCES).  ACQUISITION OF THE PROPERTY CONTAINING SUCH CONDITIONS “WHERE IS” AND “AS IS” SHALL CONSTITUTE PURCHASER’S WAIVER, GENERAL RELEASE AND AGREEMENT TO DEFEND, INDEMNIFY AND HOLD SELLERS AND EACH MEMBER OF SELLER GROUP HARMLESS FROM ALL LIABILITIES, COSTS OR EXPENSES RELATED TO SUCH CONDITIONS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS, CERCLA LIABILITY AND DAMAGES TO NATURAL RESOURCES), WHETHER CONTRACT, TORT OR STATUTORY, REGARDLESS OF THE PAST NEGLIGENCE OR FAULT OR STRICT OR STATUTORY LIABILITY OF SELLERS OR ANY MEMBER OF SELLER GROUP.

ARTICLE 4
TITLE MATTERS

4.1                               No Title Representation.

Purchaser represents that it has fully completed its own title due diligence investigation of the Oil and Gas Interests and is not relying on any representation of Sellers with respect to title, other than Section 6.1(v) and the special warranty of title set forth in the forms attached hereto as Exhibits C, which will be Purchaser’s exclusive remedy against Sellers with respect to title to the Assets.

4.2                               Consents to Assignment and Preferential Rights to Purchase.

(a)                                 Promptly after the Execution Date, Sellers shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 6.1(j) requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 6.1(j) in compliance with the terms of such rights and requesting waivers of such rights.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset.  Sellers shall use commercially reasonable efforts (at no cost to Sellers) to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to the Closing.  Purchaser shall cooperate with Sellers in seeking to obtain such consents to assignment and waivers of preferential rights.

(b)                                 In no event shall Sellers be required to transfer to Purchaser any Asset for which a consent requirement has not been satisfied.  Provided however, if such consent requirement is subject to an express or implied provision to the effect that such consent may not be unreasonably withheld and Seller, in its sole discretion, determines that such consent is being unreasonably withheld, Sellers may, at their risk, assign such interest to Purchaser.  Except for any liability of Sellers to the consent holder with respect to an assignment pursuant to the preceding sentence, Sellers shall not be liable to Purchaser by reason of any inability or failure to obtain any waiver of preferential rights or consent to assignment.  In cases in which the Asset subject to such a requirement is a contract and Purchaser is assigned the Oil and Gas Interest(s) to which the contract relates, but the contract is not transferred to Purchaser by the Closing due to the unwaived consent requirement, Sellers shall continue after the Closing to use commercially reasonable efforts (at no cost to Sellers) to obtain the consent so that such contract can be transferred to Purchaser, upon receipt of the consent.  In such a circumstance and until such consent is obtained, Sellers shall continue to use commercially reasonable efforts (at no cost to Sellers) to procure such consent within 90 days following the Closing, and to the extent permissible under Law and under the terms of such contract, Sellers shall use commercially reasonable efforts (at no cost to Sellers) to continue to perform at the reasonable direction of and for the benefit of Purchaser the liabilities and obligations under or with regard to such contract and enforce at the reasonable direction of and for the benefit of Purchaser any and all claims, rights and benefits under such contract, and hold such contract in trust for the benefit of Purchaser and shall promptly forward to Purchaser any monies or other benefits received that are attributable to such Asset, and Purchaser shall pay all amounts due under such contract, and upon receiving such consent, Sellers shall convey to Purchaser such contract.  If, within 90 days following the Closing, the applicable consent has not been obtained, then the Sellers will no longer hold the applicable contract in trust for the benefit of Purchaser.

(c)           If any third Person exercises a preferential right to purchase any Assets prior to the Closing, Sellers shall retain such Asset in order to convey such Asset(s) to such Person, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset.

(d)           Should a third Person fail to exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired, then subject to the remaining provisions of this Section 4.2, such Assets shall be conveyed to Purchaser at Closing, there shall be no adjustment to the Unadjusted Purchase Price at the Closing for such preferential right to purchase, and Purchaser shall assume such Asset subject to the obligation of such preferential right and shall continue to be responsible for the compliance therewith.  Should the holder of such preferential purchase right validly exercise same following the Closing, then Purchaser shall transfer such Asset to the holder on the terms and provisions set out in the applicable preferential purchase right provision, and Purchaser shall be entitled to the consideration paid by such holder.

OTHER THAN AS MAY BE EXPLICITLY SET FORTH IN THIS AGREEMENT OR THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE FORMS ATTACHED HERETO AS EXHIBITS C, PURCHASER SHALL ACQUIRE THE ASSETS “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLERS FOR ANY DEFECT TO OR LIEN OR ENCUMBRANCE UPON THE TITLE TO THE ASSETS.

ARTICLE 5
CLOSING

5.1          Closing Conditions.

5.1.1       Purchaser’s Closing Conditions.

The obligations of Purchaser to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           The representations and warranties of Sellers set forth in Section 6.1 that are qualified by materiality shall be true and accurate and those not so qualified shall be true and accurate in all material respects as of the Closing Date (except to the extent that any representations and warranties are made as of another specified date, in which case such representations and warranties that are qualified by materiality shall be true and accurate and those not so qualified shall be true and accurate in all material respects, in each case, as of such specified date) and Sellers shall have performed in all material respects those covenants and agreements of Sellers set forth herein that are required to be performed prior to Closing.

(b)           Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived, and all required waiting periods (including under the HSR Act, if applicable) shall have expired.

(c)           No injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and shall have remained in effect on the Closing Date.

(d)           The Assets shall not be encumbered by any liens and security interests that secure any debt facilities maintained by Sellers or any of their Affiliates.

(e)           Sellers shall not have elected to retain the Property subject to the HIL Lease pursuant to Section 3.2(c)(ii).

(f)            Sellers shall have delivered, or are ready, willing and able to deliver, to Purchaser, the deliverables of Sellers set forth in Section 5.3.

5.1.2       Sellers’ Closing Conditions.

The obligations of Sellers to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           The representations and warranties of Purchaser set forth in Section 6.3 that are qualified by materiality shall be true and accurate and those not so qualified shall be true and accurate in all material respects as of the Closing Date and Purchaser shall have performed in all material respects those covenants and agreements of Purchaser set forth herein that are required to be performed prior to Closing.

(b)           Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived, and all required waiting periods (including under the HSR Act, if applicable) shall have expired.

(c)           No injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and shall have remained in effect on the Closing Date.

(d)           Purchaser shall have delivered, or is ready, willing and able to deliver, to Sellers, the deliverables of Purchaser set forth in Section 5.3.

5.2          Time and Place.

Unless otherwise mutually agreed, the Closing shall be held on June 30, 2014 (the “Closing Date”), at the offices of Sellers at 150-F N. Dairy Ashford, Houston, Texas 77079.  The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or postponement of the Closing shall not change the Effective Time.

5.3          Closing.

The following shall take place at the Closing (the documents referred to in this Section 5.3, together with this Agreement, collectively, the “Transaction Documents”):

(a)           Sellers and Purchaser shall execute and deliver the transfers, assignments and bills of sale, mineral deeds and conveyances using the forms attached hereto as Exhibits C-1, C-2, and C-3.

(b)           Purchaser shall pay to Sellers by wire transfer an amount equal to the Unadjusted Purchase Price, as adjusted by the Preliminary Accounting, less an amount equal to the Performance Deposit (provided that Sellers may direct that Purchaser shall pay the Unadjusted Purchase Price, less the Performance Deposit, without adjustment for the estimated Sellers Amounts and estimated Purchase Amounts under the Preliminary Accounting, to the Qualified Intermediary, and in such event on the Closing Date the Party that owes the net amount of the Sellers Amounts and the Purchaser Amounts to the other under the Preliminary Accounting shall pay such amount by wire transfer to the other Party);

(c)           Sellers shall execute and deliver the Certificate of Non-Foreign Status attached as Exhibit D;

(d)           Purchaser and Sellers shall execute and deliver such designation of operator forms as are necessary to transfer operations to Purchaser for those Oil & Gas Interests that are operated by Sellers and which are intended to be operated by Purchaser after the Closing;

(e)           Purchaser and Sellers shall execute and deliver the Transition Services Agreement;

(f)            Purchaser and Sellers shall execute and deliver the Seismic License Agreement;

(g)           Purchaser shall execute and deliver the HIL Bond and the HIL Guaranty to HIL;

(h)           Purchaser shall execute and deliver the secretary’s certificate and other items referenced in Section 3 of the HIL consent; and

(i)            Purchaser and Sellers shall execute and deliver such other remaining documents, letters-in-lieu of transfer orders, joinders, ratifications, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

ARTICLE 6
GENERAL REPRESENTATIONS AND WARRANTIES

6.1          Sellers’ Representations & Warranties.

Each Seller, jointly and severally with the other Seller, represents and warrants to Purchaser as to itself, that:

(a)           Organization.  Each Seller is duly incorporated or formed, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the state of Texas.

(b)           Validity of Agreement.  Each Seller has the corporate or limited partnership power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby.  This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, duly authorized and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           No Conflict.  The execution and delivery of this Agreement by each Seller, does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the certificate of incorporation, by-laws, limited partnership agreement or other governing document of any Seller or, (ii) violate (A) any Law to which any Seller is subject, or (B) (x) any provision of any Material Contract, or (y) any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree, in each case, other than a Material Contract, to which any Seller or any of the Assets are bound, or (iii) require on the part of Sellers any material consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority, except for (A) filings by the Parties under the HSR Act and (B) any consents, approvals, orders or authorizations that are customarily obtained after Closing.

(d)           Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against any Seller and each Seller is not insolvent and is paying its debts as they become due.

(e)           Governmental Authorizations.  Except as set forth on Schedule 6.1(e), each Seller has all material Governmental Authorizations required and issued by Governmental Authorities under provisions of Law, necessary or required to own and operate the Assets, and all such material Governmental Authorizations are in full force and effect.  Except as set forth on Schedule 6.1(e), neither Seller has received written notice of any violations in respect of any such material Governmental Authorizations that are unresolved at the date of this Agreement, and neither Seller is in violation of the terms of any such material Governmental Authorizations that are unresolved at the date of this Agreement.

(f)            Compliance with Laws and Regulations.  Except as set forth on Schedule 6.1(f), except with respect to Environmental Laws, each Seller is in compliance in all material respects with all applicable Laws with respect to the ownership and operation of the Assets.

(g)           Litigation.  As of the date hereof, there is no action, complaint, investigation, claim, judicial or administrative action, proceeding or litigation of any type pending or commenced or, to Sellers’ Knowledge, threatened to which a Seller is a party that (i) questions or involves the validity or enforceability of such Seller’s obligations under this Agreement or (ii) seeks (or reasonably might be expected to seek) to prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement or damages in connection with any such consummation.  There are no actions, suits or proceedings pending, or to a Seller’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator against such Seller which reasonably might be expected to materially and adversely affect the Assets except for those actions, suits and proceedings listed on Schedule 6.1(g).

(h)           Taxes.

(i)            All tax returns relating to or in connection with Sellers’ acquisition, ownership, or operation of the Assets required to be filed have been timely filed and all such tax returns are correct and complete in all material respects;

(ii)           Subject to any Taxes which the Sellers dispute in good faith, all Taxes relating or applicable to Sellers’ acquisition, ownership or operation of the Assets that are or have become due have been timely paid, and neither Seller is delinquent in the payment of any such Taxes;

(iii)          There are no liens on any of the Assets that arose in connection with Sellers’ failure (or alleged failure) to pay any Tax;

(iv)          Each of the Assets, other than intangible assets have been properly listed and described on the property tax rolls for all periods prior to Closing and no portion of the Assets constitutes omitted property for property tax purposes.

(v)           Neither Seller is a foreign person within the meaning of Section 1445(f) of the Code;

(vi)          None of the Assets is held by or subject to any arrangement between Sellers and any other Person, whether owing undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code; and

(vii)         The tangible personal property being sold by the Sellers represents all the tangible property used in an identifiable segment of a business whose income and expense can be separately ascertained from the books of account or records of Sellers.

(i)            Royalties.  Except as disclosed on Schedule 6.1(i), and for such items that are not yet due or are being held in suspense as permitted pursuant to applicable Law, Sellers have paid, in all material respects, all royalties, overriding royalties and other burdens on production due by Sellers with respect to the Properties.

(j)            Preferential Rights and Consents to Assign.  The Assets are not subject to any preferential rights to purchase, and are not subject to any consents to assign other than those preferential rights to purchase and those consents to assign that are set forth in one or more of the agreements identified on Schedule 6.1(j) hereto, except for those consents that are customarily obtained after Closing.

(k)           Wells and Equipment.  Except as set forth on Schedule 6.1(k), all currently producing Wells and related Equipment are adequate to maintain normal producing operations in all material respects in accordance with past practices, ordinary wear and tear excepted.  Sellers have all material easements, rights of way, licenses and authorizations necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by Sellers and in material compliance with all Laws.

(l)            Material Contracts.  All Material Contracts as of the date of this Agreement are listed on Schedule 6.1(l).  Except as disclosed in Schedule 6.1(l) and as set forth in the complaints in suits disclosed in Schedule 6.1(g), (i) Sellers have not received written notice from any counterparty to a Material Contract of any alleged material default, premature termination, price redetermination, market-out or other curtailment under any such Material Contract, (ii) all Material Contracts are in full force and effect, and (iii) neither Seller is in breach or default in any material respect with respect to any of its obligations under any of the Material Contracts.  Sellers have made available to Purchaser true and complete copies of each Material Contract, including all amendments thereto.

(m)          Liability for Brokerage Fees.  Purchaser or any Affiliate of Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any Seller or any Affiliate of any Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(n)           Bonds and Credit Support.  Except as referenced on Schedule 6.1(n), there are no bonds, letters of credit and other similar credit support instruments maintained by Sellers or their Affiliates with respect to Sellers’ ownership and operation of the Assets.

(o)           Compliance with Leases and Surface Interests.

(i)            Except as set forth on Schedule 6.1(o), all of the Mineral Interests are in full force and effect and no default exists in the performance of any obligation of Sellers under the Mineral Interests that would entitle the counterparty thereto to cancel or terminate such Mineral Interests; provided, however, if Sellers cure any such default prior to Closing, then Sellers shall not be in breach of the foregoing representation.  Sellers have not received notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Mineral Interest from any party to any such Mineral Interest (or successor to the interest of any such party), and, to Sellers’ Knowledge, no such action has been threatened.

(ii)           All of the Surface Interests are in full force and effect and no default exists in the performance of any obligation of Sellers under the Surface Interests that would entitle the counterparty thereto to cancel or terminate such Surface Interests; provided, however, if Sellers cure any such default prior to Closing, then Sellers shall not be in breach of the foregoing representation.  Sellers have not received notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Surface Interest from any party to any such Surface Interest (or successor to the interest of any such party), and, to Sellers’ Knowledge, no such action has been threatened.

(iii)          Sellers have made available to Purchaser true and complete copies of each agreement evidencing the Mineral Interests and Surface Interests, including all amendments thereto.

(p)           Insurance.  Schedule 6.1(p) lists a true and correct summary of each material insurance policy maintained by Sellers that relate or provide coverage to the Assets (the “Policies”).  There are no claims pending with respect to any such Policies with respect to the Assets or the operation thereof.  Each Policy is in full force and effect.

(q)           Imbalances.  Schedule 6.1(q) sets forth all material Imbalances associated with the Assets as of the Effective Time.

(r)            Environmental Matters.  Except as referenced in Schedules 6.1(e) or (f):

(i)            To Sellers’ Knowledge, none of the following exists at any Property: (a) underground storage tanks, (b) asbestos containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or unauthorized disposal areas;

(ii)           Sellers have not entered into any and, to Sellers’ Knowledge, there exist no written threats regarding, any agreements, orders, decrees, judgments,

license or permit conditions, or other directives of any Governmental Entity, in each case, in existence as of the Execution Date based on any prior violations of Environmental Laws that impair the future ownership or use of any of the Assets or that currently require any remediation as to any of the Assets; and

(iii)          Sellers have not received any written notice from a Governmental Authority or any other Person regarding an actual, alleged, possible or potential violation of, or failure to comply with, any Environmental Law.

(s)            Payments for Production; Calls on Production.

(i)            Sellers (1) have not received (and are not bound to accept) any advance, “take-or-pay” or other similar payments under production sales contracts applicable to the Assets that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor; or (2) have not, other than in accordance with gas balancing arrangements and non-consent provisions in contracts, received any advance payment or other similar payment to deliver Hydrocarbons produced from, or attributable to, the Assets, or proceeds from the sale thereof, at some future time, without receiving payment therefor at or after the time of delivery.

(ii)           No Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbon production from the Assets, except as may be provided in the Material Contracts or as described in Section 7.13 below.

(t)            Prepaid Expenses.  As of the Execution Date, there are no prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to third parties for expenses not yet incurred, prepaid Taxes and scheduled payments) paid by Sellers and attributable to the ownership or operation of the Assets from and after the Effective Time, in each case, to the extent such prepaid expenses are, individually, in excess of $500,000.  The value of any prepaid expenses that are under $500,000 is not, in the aggregate, in excess of $1,000,000.

(u)           Suspense Funds.  As of the Execution Date, Sellers do not hold any third party royalty funds in suspense with respect to production of Hydrocarbons from any of the Assets (“Suspense Funds”) other than amounts less than the statutory amount that Sellers are permitted to accumulate prior to payment.

(v)           No Transfers.  (i) From the Effective Time until March 13, 2014, there has been no action that would have required the consent of Purchaser under Section 7.3(c) except for actions of which Purchaser has actual or constructive knowledge, and (ii) from and after March 13, 2014 until the Execution Date, there has been no action that would have required the consent of Purchaser under Section 7.3(c), had that Section then been in effect, other than, in the case of both (i) and (ii), Permitted Encumbrances.

(w)          Labor Relations.  As of the date hereof, Sellers or their applicable Affiliates are not party to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, and other agreement (each a “Collective

Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”) applicable to any of the Business Employees, and no Collective Bargaining Agreement is being negotiated by Sellers or their applicable Affiliates with respect to any of the Business Employees.  (i) To the Knowledge of Sellers, in the past three years, no Union or group of employees has sought to organize any Business Employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Sellers or their applicable Affiliates with respect to Business Employees, or filed a petition for recognition with any Governmental Entity; (ii) as of this date, no Collective Bargaining Agreement is being negotiated by Sellers or their applicable Affiliates with respect to Business Employees; and (iii) in the past three years there have been no actual or, to the Knowledge of the Sellers, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Business Employees.

6.2          Limitations on Sellers’ Representations and Warranties.

(a)           Except as and to the extent expressly set forth in Article 6, (i) the Sellers make no representations or warranties, express or implied, and (ii) each Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of any Seller or any Affiliates thereof).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 6, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS (1) MAKE NO AND EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL AND GAS INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE OIL AND GAS INTERESTS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. FURTHERMORE, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

(c)           Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters that are material shall not be deemed an indication that such matter is material.  Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

6.3          Purchaser’s Representations & Warranties.

Purchaser represents and warrants to Sellers:

(a)           Organization.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the state of Texas.

(b)           Validity of Agreement.  Purchaser has the corporate authority to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           No Conflict.  The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the governing documents of Purchaser or, (ii) violate (A) any Law to which Purchaser is subject, or (B) any provision of any material agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Purchaser is a party, or (iii) require on the part of Purchaser any material consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority, except for (A) filings by the Parties under the HSR Act and (B) any consents, approvals, orders or authorizations that are customarily obtained after Closing.

(d)           Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against Purchaser or to Purchaser’s Knowledge, any direct or indirect shareholder of Purchaser that is an Affiliate of Purchaser and Purchaser is not insolvent and is paying its debts as they become due.

(e)           Receipt of Data.  Pursuant to Section 7.1, Purchaser has had or will have the opportunity to perform adequate due diligence on the Assets by reviewing the Data Exchange and performing a Pre-Acquisition Review.

(f)            Independent Evaluation.  Purchaser is an experienced and knowledgeable investor in the oil and gas business and is experienced with the usual and customary practices of producers such as Sellers.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets, relying upon Purchaser’s own legal, financial, engineering and technical expertise and advisors.

(g)           No Securities Distribution.  Purchaser intends to acquire the Assets for Purchaser’s own benefit and account and not with a view of making any distribution of securities, within the meaning of the Securities Act of 1933, as amended.

(h)           Financing.  Prior to Closing, Purchaser will have arranged to have available sufficient funds to enable Purchaser to pay the Unadjusted Purchase Price to Sellers at Closing and otherwise to perform Purchaser’s obligations under this Agreement.

(i)            Liability for Brokerage Fees.  Sellers or any Affiliate of Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or any Affiliate of Purchaser for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(j)            Litigation, Etc.  There are no actions, proceedings, or investigations pending, or to the Purchaser’s Knowledge, any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would impede Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

(k)           Qualifications.  The Purchaser is qualified with all applicable Governmental Authorities to own and operate the Properties.

ARTICLE 7
COVENANTS OF THE PARTIES.

7.1          Access to Properties and Information.

(a)           Purchaser acknowledges that it has already received from Sellers (i) access to a shared drive containing images of certain documents, instruments and agreements relevant to Purchaser’s examination of the Assets, (ii) the opportunity, to the extent Sellers were able to provide it, to conduct site visit(s) of certain of the Properties, (iii) the opportunity to review certain lease, land, contract and regulatory files in Sellers’ possession that relate to the Assets, (iv) the opportunity to ask questions related to the Assets of certain of the managers and employees of Sellers and its Affiliates, (v) the opportunity to conduct a review of geological and geophysical data on workstations at the offices of Sellers, and (vi) drafts of the Exhibits and Schedules to this Agreement (collectively referred to as the “Data Exchange”).

(b)           Upon execution of and pursuant to the terms of this Agreement, Purchaser shall have the right, at reasonable times during normal business hours, at Purchaser’s sole cost and expense, to continue to conduct an expert investigation into the environmental condition of the Properties for the purposes set out in Article 3 hereof (the “Pre-Acquisition Review”).  The scope of the Pre-Acquisition Review includes:

(i)            The right to enter all or any part of the Properties at any reasonable time and with reasonable advance notice before accessing any Property (which shall be not less than 48 hours advance notice), and to inspect, inventory, investigate, perform environmental assessments, study and examine the same and the operations conducted thereon (provided that Purchaser shall have no right to conduct any invasive environmental sampling or testing on any Properties without the consent of Sellers, which consent may be withheld in Seller’s sole discretion and may be subject to any conditions); and

(ii)           The right, subject to compliance with applicable Law, including the HSR Act, to inspect and review at Sellers’ offices at reasonable times and upon reasonable advance notice, all of the Records.

(c)           Purchaser shall maintain the results of its investigation, testing and evaluation and review of files and records, confidential in accordance with and otherwise comply with the terms of the Confidentiality Agreement dated October 25, 2013 (the “Confidentiality Agreement”).

(d)           Purchaser shall provide Sellers a copy of any assessment reports of or about the Properties, including, without limitation, any reports, data and conclusions developed pursuant to the Pre-Acquisition Review, promptly after such assessment report has been furnished to or obtained by Purchaser, and Sellers shall be permitted to discuss the contents of any such assessment reports with the party who prepared such reports.  Within five Business Days following the Execution Date, Sellers shall provide Purchaser with copies of the reports set forth on Schedule 7.1(d) and shall permit Purchaser to discuss such reports with any consultants who prepared such reports, provided that a representative of Sellers is present for all such discussions and further provided that Sellers will reasonably cooperate with Purchaser to provide such representative.

(e)           While conducting the Pre-Acquisition Review, Purchaser and its employees, agents and consultants shall abide by Sellers’ safety rules, regulations and other operating policies applicable to such Properties, including, without limitation, those of HIL, that are furnished to Purchaser by Sellers.

7.2          Notification of Breaches.

Until the Closing,

(a)           Purchaser shall notify Sellers promptly after Purchaser obtains Knowledge that any representation or warranty of Sellers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the applicable Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on such Closing Date has not been so performed or observed in any material respect; and

(b)           Sellers shall notify Purchaser promptly after any Seller obtains Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the applicable Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on such Closing Date has not been so performed or observed in a material respect.

Any of Purchaser’s or any Sellers’ representations or warranties that are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, and any of Purchaser’s or any Sellers’ covenants or agreements to be performed or observed prior to the applicable Closing Date that have not been so performed or observed in any material respect, shall be considered not to have occurred for all purposes of this Agreement to the extent that any such breach of representation, warranty, covenant or agreement is (if curable) cured by the applicable Closing.

7.3          Operation of the Business.

From the date of this Agreement until the Closing occurs, Sellers will continue to operate the Assets, in the ordinary course of business consistent with past practice, (i) in material compliance with all applicable Laws, including, without limitation, Environmental Laws, and (ii) in material compliance with all Basic Documents, in the case of both (i) and (ii), subject to any matters set forth on any schedules attached to this Agreement.  From the date hereof until Closing, each Seller, jointly and severally with other Seller, agrees not to, without Purchaser’s prior consent, which shall not be unreasonably withheld or delayed:

(a)           expend any funds in excess of $1,000,000 per operation or per well, or make any commitments to expend funds in excess of $1,000,000 per operation, or otherwise incur any other obligations or liabilities, other than in the ordinary course of business and as would a prudent operator, except in the event of an emergency requiring immediate action to protect life, prevent environmental contamination, or to preserve the

Assets (including without limitation where needed to comply with any drilling obligations needed to maintain any Mineral Interest), provided that Sellers shall forward to Purchaser the applicable authorization for expenditure with respect to any operation under $1,000,000 but greater than $250,000;

(b)           (i) fail to comply with any drilling obligations needed to maintain any Mineral Interest (provided that the Parties agree that Sellers will drill one well (and only one well) during the period from the date of this Agreement until Closing occurs), or (ii) except where necessary to prevent the termination of a Mineral Interest or where needed to comply with any drilling obligations needed to maintain any Mineral Interest, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the abandonment of any wells relating to the Oil & Gas Interests;

(c)           sell, transfer, mortgage, abandon or otherwise encumber any portion of the Assets other than sales and dispositions of Hydrocarbons and items of materials, supplies, Equipment, improvements or other personal property or fixtures forming a part of the Assets that have become obsolete or unusable;

(d)           enter into, terminate or modify any new Material Contract, other than any such Material Contract that terminates according to its terms other than a termination resulting from a breach by Sellers or their Affiliates with respect to such Material Contract;

(e)           fail to maintain any Governmental Authorization affecting the Assets;

(f)            enter into any settlement of any material issues with respect to any assets or audit or other administrative or judicial proceeding with respect to Taxes for which Purchaser may have liability;

(g)           let lapse any of Sellers’ insurance in force with respect to the Assets;

(h)           let lapse any (i) Mineral Interest, or (ii) Surface Interest, except where any such Mineral Interest or Surface Interest terminates pursuant to its existing terms through no fault of Sellers; or

(i)            authorize or agree, in writing or otherwise, to take any of the actions prohibited in this Section 7.3.

Notwithstanding the foregoing, Sellers will be free to do any of the foregoing without the consent of Purchaser where needed to comply with Sellers’ HSSE policies.

Requests for approval of any action restricted by this Section 7.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Steve Adam

Email:  sadam@sanchezog.com

Phone:  (713) 783-8000

Fax:  (713) (713) 756-2787

Purchaser’s approval of any action restricted by this Section 7.3 shall not be unreasonably withheld or delayed and shall be considered granted within 10 days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) of Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period.  Notwithstanding the foregoing provisions of this Section 7.3, in the event of an emergency, any Seller or any member of Seller Group may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter.

7.4          Indemnity Regarding Access.

PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THE SELLER GROUP, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES, AND ALL SUCH PERSONS’ AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF  OR RELATING TO ACCESS TO THE ASSETS PRIOR TO CLOSING BY PURCHASER OR ANY MEMBER OF PURCHASER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

7.5          Governmental Reviews.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.  Except for any filing fees that may be imposed by law on Sellers, Sellers shall not be required to pay or reimburse Purchaser for any fees or other payments to any Governmental Authority in connection with any such actions, approvals, or consents.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, from the Execution Date until the Closing, with respect to requirements of the HSR Act, Purchaser and Sellers shall, and shall cause their respective Affiliates to:

(i)            following approval of the other Parties, make or cause to be made any filing required under the HSR Act as promptly as reasonably practicable (and, in any event, within 10 Business Days of the Execution Date);

(ii)           comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act for such Party to take additional actions or for additional information, documents or other materials, provided, however, that Purchaser will not be required to sell or dispose of any of its assets or businesses in connection therewith;

(iii)          cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;

(iv)          promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings or any review or investigation of the transaction;

(v)           consult and cooperate with the other Parties, including through the exchange of drafts where permissible, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party to any Governmental Authorities relating to such filings or any review or investigation of the transaction; and

(vi)          use reasonable best efforts to cause the expiration of the notice or waiting periods under the HSR Act as promptly as is reasonably practicable (including requesting early termination of the HSR Act waiting period).

(c)           Purchaser shall use its reasonable best efforts to resolve prior to Closing any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement.  Sellers shall cooperate with Purchaser, including by timely providing such information and making available such personnel as Purchaser may reasonably request to prepare for and participate in meetings with Governmental Authorities, and/or to respond to any questions raised by Governmental Authorities.

If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable.

7.6          Operatorship.

Purchaser shall promptly (and in any event, no later than 30 days after the Closing Date) file all appropriate forms, declarations or bonds with Governmental Authorities relative to

Purchaser’s assumption of operations from that Seller.  Sellers make no representation or warranty or provide any assurance that Purchaser shall succeed Sellers as operator of any portion of the Properties.  Purchaser agrees that it will promptly take such actions as are necessary to become the successor operator of those Properties now operated by Sellers and to obtain all necessary approvals of Governmental Authorities and will indemnify Seller Group from any and all liabilities, costs and expenses in connection with the succession of Sellers by Purchaser as operator of the Properties now operated by Sellers.  Purchaser will provide copies to Sellers prior to Closing to the extent available and in any event promptly after same becomes available, of all forms filed with the appropriate Governmental Authorities and of all replacement bonds, guarantees, and other instruments and documents necessary to replace Sellers as operator.

7.7          Employee Matters.

The agreement of the Parties concerning certain employees of Seller Group is attached hereto as Exhibit E.

7.8          Recording & Filing.

Within thirty (30) days of Closing, Purchaser shall, at its expense, file or record the conveyance documents with the appropriate governmental agencies or records office.  Purchaser shall provide a copy of same, including recording date, to the Sellers and any other contract parties requiring the same.

7.9          Notice to Third Persons.

Purchaser shall notify all lessors, royalty owners, operators, non-operators, purchasers of production, other contract parties and Governmental Authorities that Purchaser has purchased the Assets and has assumed liability for their continued operation from and after the Closing.  Purchaser and Sellers shall execute all transfer orders, division orders, or letters-in-lieu necessary to transfer payment of the proceeds from the sale of production from the Assets as of the Effective Time to Purchaser, and joinders, ratifications or other similar instruments required to transfer Assets as of the Effective Time to the Purchaser.

7.10        Property Records.

Subject to the last sentence of this Section 7.10, within thirty (30) days after Closing, Sellers shall deliver to Purchaser electronic copies of the Basic Documents and Records (subject to the limitations contained in this Agreement) which were not already delivered by Sellers.  Any electronic information or data provided shall be in the same format as that then currently used by Sellers and Sellers are not required to perform or create additional programming or system support in connection therewith.  Sellers may retain photocopies or electronic images of the Basic Documents and Records.  Sellers may excise or redact Records to remove information that would constitute an Excluded Record.  In the event Purchaser believes that Sellers have not delivered all Basic Documents and Records within such thirty (30) day period, upon notice to Sellers, Sellers will use commercially reasonable efforts (at no cost to Sellers) to deliver any additional Basic Documents and Records which Purchaser requests.

7.11        Use of Name.

On or before thirty (30) days after Closing, Purchaser will remove, or cause to be removed, from the facilities pertaining to the Assets, the name, logo and service mark of Sellers and their Affiliates, and all variations and derivations thereof, and will not thereafter make use thereof.

7.12        Sellers’ Insurance.

Purchaser acknowledges and agrees that (a) no insurance policies arranged for the benefit of or provided to Sellers or any member of the Seller Group, including any current insurance policies relating to the business or assets of Sellers, (“Current Insurance Policies”), including without limitation, those set forth on Schedule 6.1(p), shall continue after Closing and (b) Purchaser shall not, and shall procure that no member of Purchaser shall, make any claims under any such insurance policies or insurance coverage in respect of facts, events or circumstances arising prior to Closing.  Purchaser further hereby acknowledges and agrees that no historic insurance coverage provided by or to Sellers, including the Current Insurance Policies, shall be available to Purchaser or Sellers after Closing, with the exception of insurance coverage required by statute or law and, in such limited instances only to the extent that the policies provide such historical coverage.  Purchaser further acknowledges and agrees that it has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of Sellers or any member of the Seller Group.

7.13        Preferential Right to Purchase.

Sellers’ Affiliate, Shell Trading (US) Company, a Delaware corporation (“STUSCO”)  shall have, for the life of the lease in any instrument(s) of conveyance concerning the Oil and Gas Interests, the preferential right to purchase from time to time all or any percentage of the Liquid Hydrocarbons which may be produced and saved from or allocated to the Oil and Gas Interests, except for those Liquid Hydrocarbons which are used for operations upon and for the sole benefit of the Oil and Gas Interests; provided, however, that in the event STUSCO seeks to change the percentage of the Liquid Hydrocarbons which are produced and saved from or allocated to the Oil and Gas Interests that STUSCO elects to purchase, STUSCO shall provide no less than thirty (30) days prior written notice to Purchaser.  The price to be paid shall be a mutually agreeable negotiated price, with transportation charges deducted, where applicable.  “Liquid Hydrocarbons” shall mean oil and any condensate produced and separated on the lease by ambient temperature mechanical equipment.

Notwithstanding anything herein to the contrary, if Purchaser receives a bona fide offer from an independent third party to purchase the Liquid Hydrocarbons, which exceeds the price that STUSCO is then currently paying, then Purchaser shall furnish STUSCO with a copy of said offer and STUSCO shall have the option (but not the obligation) to match such offer and purchase all or any percentage of such Liquid Hydrocarbons on terms identical to that contained in the offer.  Notice of STUSCO’s election to match said offer and purchase such Liquid Hydrocarbons on terms identical to that contained in the offer shall be provided in writing to Purchaser within five (5) Business Days after receipt of such notice.

Should STUSCO, on any one or more occasion, elect not to purchase or not respond within five (5) Business Days after notification by Purchaser, then STUSCO’s right to purchase Liquid Hydrocarbons shall be considered temporarily waived until such third party term purchase has expired or until such time as STUSCO is willing to match the independent third party’s offer, consistent with the cancellation notice period of said offer.

STUSCO shall have the right to assign its preferential right to purchase to any of Sellers’ subsidiaries or affiliates.  Upon such assignment, such subsidiary or affiliate shall have the same rights as STUSCO under this Section 7.13.

Purchaser represents to STUSCO that in connection with this Section 7.13, Purchaser is either (i) an eligible contract participant as defined in Section 1a(18) of the Commodity  Exchange Act (“Act”), as further jointly defined or interpreted by the Commodities Futures Trading Commission (“CFTC”) and the Securities Exchange Commission or expanded by the CFTC pursuant to Section 1a(18)(C) of the Act, or (ii) a producer, processor, commercial user of, or a merchant handling the commodity that is the subject of this Section 7.13, or the products or byproducts thereof, and is offering or entering into this commodity option transaction solely for purposes related to its business as such.

STUSCO represents to the Purchaser that in connection with this Section 7.13, STUSCO is a producer, processor, or commercial user of or a merchant handling the commodity that is the subject of this Section 7.13 or the products or by-products thereof, and is entering into this Section 7.13 solely for purposes related to its business as such.

Both parties hereby confirm to each other that this Section 7.13 is intended to be physically settled so that, if exercised, the option would result in the sale of an exempt commodity for immediate or deferred delivery.

7.14        Financial Information.  From and after the Execution Date until the third anniversary of the Closing Date (the “Access Period”), Sellers shall, and shall cause their Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Purchaser, its Affiliates and their agents and representatives in connection with Purchaser’s or its Affiliates’ filings, if any, that may be required by the Securities and Exchange Commission, under securities Laws applicable to Purchaser and its Affiliates (collectively, the “Filings”).  Without limiting the generality of the foregoing sentence, no later than fifteen (15) days after the Execution Date, Sellers shall provide to Purchaser the information set forth on Exhibit K hereto.  During the Access Period, Sellers agree to make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in Sellers’ or their Affiliates’ possession or control and access to Sellers’ and their Affiliates’ personnel, in each case as reasonably required by Purchaser, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets or otherwise related to Sellers or their Affiliates required to complete any audit associated with such financial statements (it being acknowledged that Sellers shall not be required to provide any pro-formas and forward-looking statements).  During the Access Period, Sellers shall, and shall cause their Affiliates to, provide reasonable cooperation to the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements of the Assets or of Sellers or their Affiliates that Purchaser or any of its Affiliates requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934 with respect to any Filings.  During the Access Period, Sellers and their Affiliates shall retain all books and records relating to the Assets for the three fiscal years prior to January 1, 2014 and the period from January 1, 2014 through the Closing Date.  Purchaser will reimburse Sellers and their Affiliates, within ten Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Sellers and their Affiliates in complying with the provision of this Section 7.14.  Notwithstanding the foregoing, nothing herein shall expand Sellers’ representations, warranties, covenants or agreements set forth in this Agreement or give Purchaser, its Affiliates or any third party any rights to which it is not entitled hereunder.  Purchaser hereby releases the Seller Group from, and shall fully protect, defend, indemnify and hold the Seller Group harmless from and against, in each case, any and all Losses (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of or connected with, directly or indirectly, any actions, representations or certifications of Sellers’ and their Affiliates’ personnel or auditors with respect to the access, records and cooperation provided pursuant to this Section 7.14, or Purchaser’s use of the information contained in such records, or the inclusion of such financial records in any debt or equity offering documents or related materials.  THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF WHETHER SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY MEMBER OF THE SELLER GROUP; PROVIDED, HOWEVER, THE FOREGOING INDEMNITY AND DEFENSE OBLIGATIONS SHALL NOT APPLY WITH RESPECT TO THE WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.

ARTICLE 8
ACCOUNTING FOR REVENUE & EXPENSES

8.1          Adjustments to Purchase Price.

Except as specifically provided for in the next succeeding paragraph, anything herein to the contrary notwithstanding, all Hydrocarbon production revenue and Property Expense produced from or attributable to any part of Assets and relating to the period prior to the Effective Time shall be owned by and borne by Sellers (“Seller Amounts”) and all similar Hydrocarbon production revenue and Property Expense, produced from or attributable to the Assets and relating to the period after the Effective Time, shall be owned by and borne by Purchaser (“Purchaser Amounts”).

Sellers shall measure, utilizing reasonable procedures, consistent with industry practice, all merchantable Hydrocarbon and non-hydrocarbon substances associated with the Mineral Interests and in storage as of the Effective Time, and in accordance with the foregoing, Sellers shall be entitled to the proceeds of the same when sold.  Substances in treating and separation equipment below pipeline connections as of the Effective Time shall not be considered merchantable and shall become the property of the Purchaser.  Five Business Days prior to Closing, Sellers shall furnish Purchaser with a good faith estimated accounting (“Preliminary Accounting”), prepared in a manner consistent with Sellers’ past accounting practices, showing

(i) the estimated Seller Amounts, (ii) the estimated Purchaser Amounts, provided however that such Purchaser Amounts shall include no more than one million two hundred and fifty thousand dollars ($1,250,000) in drilling rig mobilization or demobilization fees, (iii) the amount by which the Unadjusted Purchase Price is to be reduced because of Environmental Defects pursuant to Section 3.2, and Assets excluded because of the exercise of preferential rights pursuant to Section 4.2(c), and (iv) the estimated adjustment for imbalances pursuant to Section 8.2.  The Preliminary Accounting is subject to final adjustment as provided in Section 8.1.1.

8.1.1                     Final Accounting.

(a)                                 Sellers and Purchaser shall use all reasonable efforts to accomplish a single final accounting and cash adjustment for the period between the Effective Time and the Closing no earlier than thirty (30) days and no later than ninety (90) days after Closing to accomplish the purposes of Section 8.1 and of this Agreement (“Final Accounting”).  Parties shall cooperate to avoid split month accounting for revenue.  To that end, in the event Closing does not occur on the first day of a calendar month, Sellers will market Hydrocarbon production, pay associated royalties for the calendar month in which Closing occurs on Purchaser’s behalf, and Sellers’ remittance of the amount of production sales, less royalties, paid by Sellers to Purchaser will be included in the Final Accounting adjustments.  Sellers shall prepare the Final Accounting and submit it to Purchaser for acceptance.  To the extent reasonably required by Sellers, Purchaser shall assist in the preparation of the Final Accounting.  Purchaser shall have the right to audit the Final Accounting.  The Parties’ failure to complete the Final Accounting shall not constitute a waiver of the right to receive any amount otherwise due.  The Final Accounting shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser (the “Final Accounting Date”) unless Purchaser gives written notice of its desire to audit or of its disagreement (an “Accounting Notice”) to Sellers prior to such date.  Time is of the essence with respect to the Accounting Notice.  Any Accounting Notice that sets out a disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted.  If an Accounting Notice is received by Sellers in a timely manner, then, following any requested audit, the Final Accounting (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date Sellers and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision.

(b)                                 During the sixty (60) days following the date of receipt by Sellers of an Accounting Notice which requests an audit, Sellers shall make available the necessary records to permit the audit and Sellers and Purchaser shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice or discovered in the audit.  If, at the end of such sixty (60) day period, Sellers and Purchaser have not reached agreement on such matters, the matters that remain in dispute shall be submitted to a mutually agreed neutral accountant (the “Accounting Referee”) for review and final binding resolution.  The Accounting Referee shall be a certified public accountant who is an employee or partner of a recognized independent public accounting firm.  In the event the Parties cannot agree upon the

Accounting Referee, each Party will appoint a neutral accountant who meets the criteria set forth in the foregoing sentence and the two selected accountants shall appoint a third accountant meeting the foregoing criteria to be the “Accounting Referee”.  All determinations and adjustments with respect to allocating items to the period before or after the Effective Time shall be in accordance with generally accepted accounting principles, consistently applied, and this Agreement.  The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee.  Sellers and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee.

(c)                                  If a Party receives any proceeds or invoice for any additional expenses for or on behalf of the other Party, it shall promptly transmit such invoice to the other Party (who shall timely pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting).

8.1.2                     Notice to Remitters of Proceeds.

After the Closing, the Parties shall inform the remitters of any proceeds attributable to the Assets to pay Purchaser to the extent practical after the Effective Time.   To the extent that any remitter pays revenues to the incorrect Party, that Party shall promptly remit such revenues (without interest) to the correct Party.

8.2                               Accounting for Imbalances.

The Parties agree that the Unadjusted Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to (i) any in-kind product imbalances, as measured by the applicable commodity increment (mmbtu, barrel, gallon), existing as of the Effective Time relating to applicable pipelines, processing plants and condensate stabilization facilities multiplied by (ii) the then current monthly commodity price, net of any transportation fees and location differentials, settled under Sellers’ contracts relating to deliveries of each such product to the applicable pipeline, processing plant and condensate stabilization facility.

ARTICLE 9
TAX MATTERS

9.1                               Apportionment of Taxes.

All Taxes (except state income or federal income taxes, gross margin taxes, franchise taxes or gross receipts taxes) pertaining to the Assets or Hydrocarbon production from the Assets and similar obligations are Sellers’ responsibility where attributable to the period prior to the Effective Time and Purchaser’s responsibility where attributable to the period after the Effective Time (regardless of when assessed on the Assets or Hydrocarbon production).  To the extent possible, amounts relating to such Taxes shall be included in the Final Accounting, but the Final Accounting shall not constitute a final settlement of Tax liability as allocated between the Parties pursuant to this Section 9.1.  Taxes attributable to Hydrocarbon production shall be apportioned based on the production before and after the Effective Time and ad valorem taxes shall be apportioned based on the percentage of the assessment period before and after the Effective

Time.  Each Party shall be responsible for its own state income or federal income taxes, gross margin Taxes, franchise Taxes or gross receipts taxes.

9.2                               Transfer Taxes.

Purchaser shall be responsible for paying Transfer Taxes or other fees, if any, that are payable upon or because of the transfer of any of the Assets to Purchaser.  “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

9.3                               Tax Reporting of the Allocation of Purchase Price.

(a)                                 Sellers and Purchaser agree to allocate the Final Purchase Price and any liabilities assumed by Purchaser under this Agreement based on the Allocated Values provided that no more than 10% of the Purchase Price shall be allocated to tangible personal property and no less than 90% shall be allocated to the Mineral Interests other than tangible personal property.

(b)                                 Purchaser shall prepare and deliver to the Sellers an allocation of the Final Purchase Price on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder, within 30 days following the final determination of the Final Purchase Price.

(c)                                  Sellers shall notify Purchaser in writing of any objections to the Proposed Section 1060 Allocation Schedule within 30 days of receipt thereof and if, within 60 days after delivery of notice of such objection, Purchaser and Sellers cannot agree to a final allocation schedule to be used for income Tax reporting purposes, Purchaser and Seller shall submit the disputed matters to binding arbitration pursuant to Section 16.2 to finally determine the proper allocation of the Final Purchase Price for purposes of Section 1060 of the Code, and shall request that the arbitrator issue a final allocation schedule within 30 days of the submission of the dispute (any such allocation schedule agreed to by the Purchaser and Seller or issued by the arbitrator, the “Final Section 1060 Allocation Schedule”).

(d)                                 Sellers and Purchaser agree that the allocation of the Final Purchase Price as set forth on the Final Section 1060 Allocation Schedule shall be used by Sellers and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594. Sellers and Purchaser further agree that each shall take no position inconsistent with such allocations on any applicable Tax Return in any audit by or proceeding before any Governmental Authority related to Taxes, unless required by Law or with the written consent of the other Party (not to be unreasonably withheld, delayed or conditioned) provided, however, that nothing contained herein shall prevent Purchaser or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation, and neither Purchaser nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such allocation.  In the event that the allocation described herein is disputed by any Governmental Entity, then the Party receiving notice of the dispute shall promptly notify, consult with and obtain the consent (not to be unreasonably withheld, conditioned or delayed) of the other Party concerning resolution of the dispute.  If either (i) Purchaser fails to deliver to the Sellers a Proposed Section 1060 Allocation Schedule within 30 days after the Final Settlement Date or (ii) a Final Section 1060 Allocation Schedule is not agreed by the Parties (or otherwise determined by a Dispute resolution process in accordance with the foregoing provisions of this Section 9.3)), then each Party shall be responsible for its reporting requirements under Code Section 1060.

9.4                               Cooperation on Tax Returns and Tax Proceedings.

Purchaser and Sellers will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Properties (other than with respect to income and franchise taxes) and any audit, litigation or other proceedings.

ARTICLE 10
PURCHASER’S ASSUMED OBLIGATIONS

10.1                        Purchaser’s Assumed Obligations.

At the Closing, but with effect from the Effective Time, and subject to Section 10.1.1 and Section 11.1(b), Purchaser shall assume and agree to fulfill, perform, pay and discharge all of the obligations and liabilities arising from, related to or connected with the ownership and operation of the Assets, whether arising prior to or after the Effective Time, other than in the case of 10.1(c), (all of which, subject to Section 10.1.1, shall constitute the “Assumed Obligations”).  The Assumed Obligations include, without limitation, the following:

(a)                                 The express and implied obligations, conditions and covenants under the terms of each Basic Document and all other contracts, agreements, instruments and orders to which the Assets are subject, and including, for the avoidance of doubt, liability for breach of any of the foregoing, whether such breach occurred prior to or after the Effective Time;

(b)                                 The responsibility for compliance with all applicable Laws, the maintenance of all Governmental Authorizations, and bonds required by Governmental Authorities relating to the Assets and including, for the avoidance of doubt, subject to Section 10.1.1, liability for breach of any of the foregoing, whether such breach occurred prior to or after the Effective Time;

(c)                                  The responsibility for royalties, overriding royalties, net profits interests, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil & Gas Interests are subject and including, for the avoidance of doubt, subject to Section 10.1.1, liability for failures to pay any of the foregoing, whether such failure occurred with respect to Hydrocarbon production prior to or after the Effective Time;

(d)                                 The responsibility for proper accounting for and disbursement of production proceeds from the Oil & Gas Interests;

(e)                                  The responsibility for any liquid or gaseous Hydrocarbon imbalances existing as of the Effective Time in connection with any of the Assets;

(f)                                   The responsibility for any and all claims for personal injury or death or damage to property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Assets, or the condition thereof and including, for the avoidance of doubt, subject to Section 10.1.1, liability for claims arising prior to or after the Effective Time;

(g)                                  The responsibility to properly plug, abandon and restore the Oil & Gas Interests, as provided in Section 10.2, the Environmental Obligations, as provided in Section 10.3;

(h)                                 All liabilities and obligations related to or otherwise arising out of Purchaser’s employment of the Transferred Employees solely to the extent arising after the Closing Date, and all other obligations assumed by Purchaser under the terms of this Agreement.

Purchaser assumes full responsibility and liability for the Assumed Obligations without regard to whether the obligation (1) relates to an Asset as to which Purchaser is not the operator or (2) relates to the period of time prior to the Effective Time or between the Effective Time and the Closing Date.

10.1.1              Retained Obligations.

Notwithstanding Section 10.1, Purchaser shall not assume or be responsible for, and the Assumed Obligations shall not include, and Sellers shall remain liable for, the Retained Obligations.

10.2                        Plugging and Abandonment of Wells, Removal of Facilities.

Upon and after Closing, but with effect from the Effective Time, Purchaser assumes full responsibility and liability for all plugging, abandonment and restoration obligations with respect to the Properties, regardless of whether such obligations relate or are attributable to the ownership or operation of the Properties prior to or after the Effective Time, and including, but not limited to, the obligation to:

(i)                                     plug and abandon (or re-plug) any and all oil, gas or condensate wells and wellbore(s) (whether producing, not producing or abandoned or plugged prior to or after the Effective Time), water source, water injection and other injection and disposal wells and systems located on each Mineral Interest (or lands pooled with a Mineral Interest); and

(ii)                                  remove and dispose of all structures, equipment and facilities located on or comprising Oil and Gas Interests; and

(iii)                               restore each Mineral Interest and wellsite(s) associated with the Oil & Gas Interests, including the surface, and subsurface; and

(iv)                              cleanup and dispose of any equipment or materials contaminated with NORM or asbestos; and

(v)                                 perform all other obligations related to the foregoing that arise by contract, lease terms, applicable law or demands of governmental agencies;

all to be performed in a good and workmanlike manner and in accordance with applicable lease and contract obligations and applicable Law.

10.3                        Environmental Obligations.

For the avoidance of doubt, the Assumed Obligations include the assumption by Purchaser of full responsibility and liability for all liabilities and obligations arising out of, related to, or connected with, the environmental condition of the Assets (“Environmental Obligations”), including without limitation, claims arising out of the following circumstances, conditions, occurrences, events and activities on or related to the Assets, regardless of whether occurring, or arising or resulting from any acts or omissions of Sellers or any other Person prior to the Effective Time or the condition of the Assets when acquired:

(a)                                 Environmental pollution or contamination, including pollution or contamination of the soil, subsurface, groundwater or air by Hazardous Materials, NORM or otherwise;

(b)                                 Underground injection activities and waste disposal, whether occurring on or about any of the Properties or offsite from the Properties;

(c)                                  Cleanup responses, and the cost of remediation, control, assessment or compliance, with respect to surface and subsurface pollution;

(d)                                 Disposal on, about or off the Properties of any Hazardous Materials generated by or used in connection with the ownership or operation of the Properties; and

(e)                                  Compliance or noncompliance with, or satisfaction of remedies (to include, but not be limited to, cost reimbursement, fines and/or penalties, if any) provided under any Environmental Law.

10.3.1              Retained Obligations.

Notwithstanding Section 10.3, Purchaser shall not assume or be responsible for, and the Assumed Obligations shall not include, and Sellers shall remain liable for, the Retained Obligations.

10.4                        Additional Security for Assumed Obligations.

(a)                                 Within thirty (30) days after Closing, Purchaser must deliver to Sellers (to the attention of “Shell Legacy Representative”) a certificate certified by an officer of Purchaser, certifying that Purchaser has:

(i)                                     filed with the Texas Railroad Commission (the “Commission”) a form required and approved by the Commission identifying the Properties as a Property for which the Purchaser assumes plugging and decommissioning responsibility;

(ii)                                  filed with the Commission an active organization report that meets the requirements of Section 91.142 of the Texas Natural Resources Code (the “TNRC”) and any relevant Commission rules, guidance or regulations;

(iii)                               obtained a Commission-approved bond, letter of credit, or cash deposit covering the Properties and such bond, letter of credit, or cash deposit must be in compliance with:

1.                                      Sections 91.103-107 of the Texas Natural Resources Code; and

2.                                      any other relevant law, statute, rule guidance or regulation; and

(iv)                              placed the Properties in compliance with all rules of the Commission.

(b)                                 Within thirty (30) days after the Commission has approved and accepted the items listed in 10.4(a)(i) — (iii), Purchaser shall deliver evidence of such approval to Sellers (to the attention of “Shell Legacy Representative”) which evidence must be reasonably acceptable to Sellers (the “Approval Evidence”).  If Purchaser has not (i) timely delivered the certificate described in 10.4(a) above to Sellers or (ii) delivered the Approval Evidence within six (6) months after Closing, Purchaser must provide to Sellers, within fifteen (15) days after the expiration of the applicable deadline set forth in (a)  above or in this sentence, Decommissioning Security (as defined below) in an amount equal to $10,000,000, which Sellers may draw upon in the event Purchaser does not fulfill its obligations under Sections 10.2, 10.3, or 11.1(a) (the “Secured Obligations”), without limiting any other remedies Sellers have hereunder or at law or in equity.  Sellers shall have the right, not more than once every two years, to require that Purchaser increase the amount of the Decommissioning Security by a percentage equal to the percentage increase in the consumer price index (CPI-U) over the date of this Agreement (in the event of the first increase) or over the date of the most recent Decommissioning Security increase (in the event of subsequent increases).

“Decommissioning Security” means:

(i)                                     an irrevocable standby letter of credit, commercial bank guarantee, surety bond or similar credit support instrument that is issued by a financial institution that has a credit rating of “A-” or better by Standard & Poor’s Rating

Group or Fitch Ratings Ltd. or “A3” or better by Moody’s Investor Service Inc. In cases where ratings of the aforementioned rating agencies are different, the lower credit rating will be used to establish the applicable rating in respect of any entity.

(ii)                                  a guaranty in form acceptable to Sellers from a company with i) a minimum tangible net worth of US $500 million and ii) a credit rating of “A-” or better by Standard & Poor’s Rating Group or Fitch Ratings Ltd or “A3” or better by Moody’s Investors Service Inc. In cases where ratings of the aforementioned rating agencies are different, the lower credit rating will be used to establish the applicable rating in respect of any entity;

(iii)                               cash deposited in an escrow account or other secure fund to be established and administered as directed by the mutual agreement of the parties; or

(iv)                              a combination of (i), (ii), or (iii) totaling the relevant amount of Decommissioning Security which must be provided pursuant hereto.

(c)                                  The Purchaser expressly covenants that it will continue to comply with all laws, statutes, rules, and regulations which allow for the release of Sellers’ liability and plugging responsibility contemplated in this Article 10, including without limitation Sections 89.011, 89.012, 91.103-.107, and 91.142 of the TNRC. In the event Purchaser fails to comply with any of the foregoing, Purchaser will be required to provide Decommissioning Security.

(d)                                 If Purchaser is required to provide Decommissioning Security, on or before each anniversary of the Closing Date, Purchaser must deliver to Sellers (to the attention of “Shell Legacy Representative”) a report describing the status of all the Secured Obligations, such report to include without limitation the following:

(i)                                     an update of contact information for the primary personnel within Purchaser’s organization who are involved with the fulfillment of the Secured Obligations;

(ii)                                  an update of the progress of the Secured Obligations;

(iii)                               an updated plan for how Purchaser intends to fulfill the Secured Obligations; and

(iv)                              any changes to ownership status due to a conveyance or assignment that alter the party responsible for fulfilling the Secured Obligations.

(e)                                  Conveyance or assignment of the Secured Obligations to another party does not release Purchaser from the obligations under this Section 10.4.

ARTICLE 11
INDEMNIFICATION

11.1                        Indemnification.

(a)                                 Purchaser shall, except to the extent that a claim or matter is indemnified by Sellers pursuant to Section 11.1(b), indemnify, defend and hold harmless each Seller and each member of Seller Group from and against any and all claims, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and reasonable attorneys’ fees) (“Losses”) asserted against, resulting from, imposed upon or incurred by Sellers or such other persons entitled to indemnification under this Section 11.1(a) as a result of, or arising out of:

(i)                                     the breach (without regard to any qualification of materiality) of any of the representations or warranties of Purchaser contained in Section 6.3 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date and period);

(ii)                                  the failure of Purchaser to perform any of the covenants or agreements of Purchaser contained in this Agreement;

(iii)                               the Assumed Obligations, including, for the avoidance of doubt, all obligations described in Sections 10.1, 10.2 and 10.3;

(iv)                              Purchaser’s ownership or operation of any portion of the Assets that may be re-conveyed or reassigned to Sellers pursuant to the provisions of this Agreement; and

(v)                                 the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(a).

(b)                                 Subject to Section 11.1(d) of this Agreement, upon Closing, each Seller jointly and severally with the other Seller shall agree (and, upon the delivery of the Assignment to the Purchaser, such Seller shall be deemed to have jointly and severally with the other Seller agreed) to indemnify, defend and hold harmless Purchaser and its Affiliates, and Purchaser’s and such Affiliates’ directors, officers, employees, stockholders and agents, from and against all Losses asserted against, resulting from, imposed upon or incurred by Purchaser or such other persons entitled to indemnification under this Section 11.1(b) as a result of, or arising out of:

(i)                                     the breach (without regard to any qualification of materiality) of any of the representations or warranties of Sellers contained in Section 6.1 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty)

as though such representation and warranty were made at and as of the Closing Date (or such different date and period);

(ii)                                  the failure of Sellers to perform any of the covenants or agreements of Sellers contained in this Agreement;

(iii)                               the Excluded Assets;

(iv)                              the Retained Obligations; and

(v)                                 the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(b).

(c)                                  EXTENT OF INDEMNIFICATION.  WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 11.1(A) OR 11.1(B), REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the liability of Sellers and Purchaser under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)                                     Except for (1) the Fundamental Representations, which survive indefinitely, (2) the representation in Section 6.1(h) which shall survive the Closing for the applicable statute of limitations period, (3) the representations and warranties of the Sellers set forth in Section 6.1(o), 6.1(r)(ii) and 6.1(r)(iii), which shall survive the Closing Date for a period of six (6) months and shall terminate six (6) months after the Closing Date and (4) the representations and warranties of the Sellers set forth in Sections 6.1(r)(i) and 6.1(v) which shall terminate at the Closing Date, the representations and warranties of the Parties set forth in this Agreement shall survive the Closing Date for a period of nine (9) months and such representations and warranties shall terminate nine (9) months after the Closing Date; provided, however, that any such representation or warranty for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) delivered in good faith prior to the termination of such representation or warranty and in compliance with the requirements of this Section 11.1(d) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.  The indemnities in Section 11.1(b)(iv) shall survive the Closing Date for a period of eighteen (18) months with respect to obligations under clauses (iii) and (v) of the definition of Retained Obligations, for a period of twelve (12) months with respect to obligations under clauses (vi), (ix) and (x) of the definition of Retained Obligations, for the applicable statute of limitations with respect to obligations under clause (ii) of the definition of Retained Obligations and indefinitely with respect to obligations under clauses (i), (iv), (vii) and (viii) of the definition of Retained Obligations.

(ii)                                  Notwithstanding anything to the contrary herein, in no event shall:

(A)                               Sellers or Purchaser be liable to the other for punitive, exemplary, consequential, or special damages (except (i) where such damages constitute part of a claim of a third Person which is indemnified pursuant to the provisions of this Agreement or (ii) in the event either party wrongfully fails to tender performance at Closing);

(B)                               Sellers indemnify Purchaser, or be otherwise liable to Purchaser, for any Losses arising from a breach of a representation or warranty of Sellers that is not a Fundamental Representation (A) for any individual claim for Loss that does not exceed $250,000 (the “Individual Threshold”), and (B) until Purchaser has suffered Losses (in excess of the Individual Threshold) in the aggregate in excess of the Aggregate Indemnity Deductible, after which point Sellers will be obligated only to indemnify Purchaser from and against further Losses in excess of the Individual Threshold and in excess of the Aggregate Indemnity Deductible; and

(C)                               Sellers indemnify Purchaser under Section 11.1(b)(i) and 11.1(b)(ii) in excess of twenty-five percent (25%) of the Unadjusted Purchase Price.  For the avoidance of doubt, in no way shall the foregoing limit any equitable right of Purchaser to recover a refund of the Purchase Price in the event a Governmental Authority orders the Parties to unwind the transactions contemplated by this Agreement.

(iii)                               No amount shall be recovered by any Party for the breach or untruth of any representations or warranties, of the other Party, or for any other matter, to the extent that the Party claiming a Loss as a result thereof had actual Knowledge of such breach, untruth or other matter at or prior to the Execution Date, nor shall Purchaser be entitled to rescission with respect to any such matter.

(iv)                              The amount of any indemnification provided under Section 11.1(a) or (b) shall be net of any amounts of insurance proceeds or other amounts from any third party actually recovered or realized by the indemnified party in respect of the indemnification claim to which such insurance proceeds or other amounts relate.

(v)                                 Notwithstanding anything stated herein to the contrary:  (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 11.1 with respect to any item for which a specific adjustment has already been made to the Purchase Price under the terms of this Agreement; and (b) except as set forth in Article 3, the Sellers will have no liability to Purchaser or Purchaser’s indemnified parties hereunder for any matter of which Purchaser has Knowledge (and Purchaser agrees to use commercially reasonable efforts to obtain such Knowledge) and which is or could be claimed as an Environmental Defect.  Claims for Environmental Defects, even those not resulting in a Purchase Price adjustment because the Individual Environmental Threshold or Aggregate Environmental Deductible is not exceeded, are not subject to the terms of this Section 11.1, may not be claimed under this Section 11.1, may not be included for purposes of determining whether the limitations set forth in this Section 11.1(d) have been met and may not be included in the Aggregate Indemnity Deductible for purposes of the limitations set forth in this Section 11.1(d).

(vi)                              Each Person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(e)                                  All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 11.1(e).  Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”  In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third Person, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice.  The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is materially prejudiced.  The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party).  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any person.  No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability or cost to the Indemnified Party.

11.2                        Exclusive Remedy.

If Closing occurs, the indemnities set forth in this Agreement and the remedies expressly provided for herein shall be the sole and exclusive remedies of the parties indemnified hereunder for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Section 11.2 shall be deemed to affect any Person’s right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement (whether or not such covenant is set forth in Article 7).  Except for such remedies, any remedies set forth in the Confidentiality Agreement and any remedies set forth in any agreements required to be executed and delivered by the Parties at Closing, each Party releases and forever discharges the other Party and its Affiliates and their respective officers, directors, managers, members, employees, agents, advisors and representatives from any and all Losses whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising from this Agreement, Seller’s ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements with third parties by either Party or any of their Affiliates, and rights under insurance maintained by the Parties or any of their Affiliates, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

ARTICLE 12
CASUALTY LOSS

12.1                        Casualty Loss prior to Closing.

If, between the Execution Date and the Closing, any substantial portion of the Assets are materially damaged or destroyed by fire or other casualty (not including normal wear and tear,

downhole mechanical failure or reservoir changes) or if any substantial portion of the Assets are taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss” and are limited to property damage or taking only), Sellers shall notify Purchaser promptly after Sellers learn of such event.  Sellers shall have the right, but not the obligation, to cure a Casualty Loss that consists of property damage by repairing the affected Asset no later than the Closing Date.  If any uncured Casualty Loss exists at the Closing, Purchaser shall proceed to purchase the Asset affected thereby, and upon receipt of the Purchase Price, Sellers shall pay to Purchaser all sums paid to Sellers by third Persons by reason of the damage or taking of such Asset, and to the extent Sellers are not contractually prohibited from doing so, Sellers shall assign, transfer and set over unto Purchaser all of the right, title and interest of Sellers in and to any claims, unpaid proceeds or other payments or rights to receive payments from third Persons arising out of such damage or taking.  EXCEPT AS SET FORTH IN SECTION 6.1(P), EACH SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE EXISTENCE OF INSURANCE COVERING CASUALTY LOSS TO THE ASSETS, AND DISCLAIMS ANY OBLIGATION, COVENANT OR DUTY TO PURCHASER TO ASSERT OR PURSUE ANY CLAIM AGAINST ANY INSURER OR OTHER PERSON FOR CASUALTY LOSS TO THE ASSETS.

12.2                        Limitation.

Anything in this Agreement to the contrary notwithstanding, Purchaser’s recourse with respect to a Casualty Loss shall be limited to the proceeds of Sellers’ casualty insurance coverage actually recovered by Sellers in respect thereof or other sums paid to Sellers by third Persons (or an assignment of claims related thereto).  If such sums are received by Sellers prior to Closing, such sums will be paid to Purchaser at Closing, and if such sums are received after Closing, such sums will be paid to Purchaser promptly after receipt thereof by Sellers.   Sellers shall have no other liability or responsibility to Purchaser with respect to a Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, BREACH OF STATUTE OR WILLFUL MISCONDUCT OF A SELLER OR ANY MEMBER OF SELLER GROUP.

ARTICLE 13
TERMINATION

13.1                        Termination.

This Agreement may be terminated at any time after ninety (90) days after the Execution Date by Sellers by written notice to Purchaser or by Purchaser by written notice to Sellers if the Closing has not occurred on or before such date.  This Agreement may otherwise be terminated at any time after the Execution Date and before the Closing Date only:

(a)                                 by the mutual written consent of the Sellers and Purchaser;

(b)                                 by Sellers, or by Purchaser, by written notice to the other Parties, if a Governmental Authority shall have issued an injunction, order or award or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order, award or other action shall have become final and non-appealable;

(c)                                  by Sellers, by written notice to Purchaser, if Purchaser breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.1.2 and (ii) cannot be cured or, if curable, is not or are not cured within 30 days after written notice from Sellers;

(d)                                 by Purchaser, by written notice to Sellers, if a Seller breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.1.1 and (ii) cannot be cured or, if curable, is not or are not cured within 30 days after written notice from Purchaser; or

(e)                                  by either Sellers or the Purchaser, if under the HSR Act or otherwise, the Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (“DOJ”) shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 13.1(e), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding).  For purposes of clarity, issuance of a second request by either the FTC or the DOJ shall not constitute a proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement.

Notwithstanding the foregoing, Sellers shall not be entitled to terminate this Agreement under the first sentence of this Section 13.1, and no Party shall be entitled to terminate this Agreement under Section 13.1(c) or (d), if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.1.1, if Purchaser is then seeking termination, or Section 5.1.2, if Sellers are then seeking termination.

13.2                        Effect of Termination.

(a)                                 If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect (except for the provisions of Article 1, Section 6.1(m), Section 6.3(i), Section 7.4, Section 11.1(a)(i) as it relates to Section 6.3(i), Section 11.1(a)(v), Section 11.1(b)(i) as it relates to Section 6.1(m), Section 11.1(b)(v), Article 13, Article 14 and all other waivers, disclaimers and releases that are in bold and/or that are capitalized in this Agreement, Section 15.1, Section 15.2, Section 15.5, Section 15.6, Section 15.8, Section 15.9, Section 15.10, Section 15.11, Section 15.15, Section 15.16, Article 16, and the Confidentiality Agreement).

(b)                                 If Closing does not occur because Purchaser wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, Sellers shall be entitled to either (at Sellers’ sole option):  (1) retain the Performance Deposit as liquidated damages in lieu of all other damages and as the Seller’s sole remedy in such event, other than termination of this Agreement; or (2) exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 13.1; provided, however, that except in the event of Purchaser’s wrongful failure to tender performance at Closing, Purchaser shall not have any liability to Sellers for consequential, special, punitive or exemplary damages, lost profits, or lost business opportunities arising out of or related to Purchaser’s breach of any provision of this Agreement.  Without limiting other instances in which Purchaser’s failure to close would not be wrongful, Purchaser’s failure to close shall not be considered wrongful and Purchaser shall be entitled to the Performance Deposit if (x) Purchaser’s conditions under Section 5.1.1 are not satisfied through no fault of Purchaser and are not waived, (y) Purchaser has terminated this Agreement as of right under the first sentence of Section 13.1 or under Section 13.1(b), (d) or (e), or (z) the Parties terminate this Agreement by mutual written consent under Section 13.1(a).

(c)                                  If Closing does not occur because Sellers wrongfully fail to tender performance at Closing or otherwise materially breach this Agreement or because this Agreement is terminated as of right by Purchaser under Section 13.1(b) or Section 13.1(d), Sellers shall return the Performance Deposit to Purchaser immediately after the determination that the Closing will not occur and Purchaser shall retain any legal or equitable remedies for Sellers’ breach of this Agreement, including specific performance; provided, however, that except in the event of Sellers’ wrongful failure to tender performance at Closing, Sellers shall not have any liability to Purchaser for consequential, special, punitive or exemplary damages, lost profits, or lost business opportunities arising out of or related to Sellers’ breach of any provision of this Agreement.  Without limiting other instances in which Sellers’ failure to close would not be considered wrongful, Seller’s failure to close shall not be considered wrongful if (1) Sellers’ conditions under Section 5.1.2 are not satisfied through no fault of Sellers or are not waived; (2) Sellers have terminated this Agreement as of right under the first sentence of Section 13.1 or under Section 13.1(b), (c), or (e); or (3) the Parties terminate this Agreement by mutual written consent under Section 13.1(a).

(d)                                 If this Agreement is terminated, Purchaser shall return or destroy (whichever is required pursuant to the terms of the Confidentiality Agreement) to Sellers on or before the fifth Business Day thereafter all copies of the Records and other information in the possession of Purchaser or obtained or generated by Purchaser pursuant to the Confidentiality Agreement any provision of this Agreement and such Records and information shall remain subject to the provisions of the Confidentiality Agreement.

ARTICLE 14
DISCLAIMERS; WAIVERS, RELEASES

14.1                        SALE “AS IS” “WHERE IS”/ RELEASE FOR TITLE, PHYSICAL AND ENVIRONMENTAL CONDITION.

PURCHASER REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND AGREES TO ACCEPT THE TITLE, PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS

OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  PURCHASER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE MINERAL INTERESTS.  THE PROPERTIES MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO SELLERS OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY, AND PURCHASER ASSUMES THE OBLIGATION AND LIABILITY TO PROPERLY PLUG, ABANDON, REMOVE AND/OR RESTORE THE SAME WITHOUT RECOURSE TO SELLERS.

PURCHASER RELEASES EACH SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE TITLE, PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SELLERS OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLERS’ OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES BEFORE OR AT THE EFFECTIVE TIME.  WITHOUT LIMITING THE ABOVE, PURCHASER WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, TO RECOVER FROM SELLERS OR ANY MEMBER OF SELLER GROUP AND, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS,  FOREVER RELEASES AND DISCHARGES EACH SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH TITLE TO THE PROPERTIES, THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL LAW AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLERS’ OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES AT OR PRIOR TO THE EFFECTIVE TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLERS OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLERS OR ANY MEMBER OF SELLER GROUP, EVEN IF CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

14.2                        DISCLAIMER OF WARRANTIES FOR ASSETS.

PURCHASER ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NONE OF SELLERS, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLERS, HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (B) ANY IMPLIED OR EXPRESS WARRANTY OF

FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (F) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (G) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLERS AND PURCHASER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLERS THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

14.3                        DISCLAIMER REGARDING INFORMATION.

EACH SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER HEREBY WAIVES, AND ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NONE OF SELLERS, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLERS, HAS MADE, AND PURCHASER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (A) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLERS OR (B) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

14.4                        DISCLAIMER REGARDING ASBESTOS AND NORM.

PURCHASER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”).  PURCHASER SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON A MINERAL INTEREST MAY CONTAIN NORM AND NORM -CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A PROPERTY.  PURCHASER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

14.5                        DISCLAIMER AS TO TITLE TO ASSETS AND PIPELINES.

EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, SELLERS SHALL CONVEY SELLERS’ INTERESTS IN AND TO THE ASSETS TO PURCHASER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED.  EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, SELLERS DO NOT MAKE OR PROVIDE (AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS) AND PURCHASER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE MINERAL INTERESTS, INCLUDING LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTERESTS OR PERCENTAGE NET REVENUE INTERESTS.

14.6                        CONSPICUOUSNESS.

PURCHASER AND SELLERS ACKNOWLEDGE THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS ARTICLE 14 AND ELSEWHERE IN THIS AGREEMENT ARE CONSPICUOUS.

ARTICLE 15
ADMINISTRATIVE PROVISIONS

15.1                        Expenses of Sale.

Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

15.2                        Third Party Rights.

Except as to those indemnity obligations owed to the indemnified Persons listed in Section 11.1(a) or 11.1(b), the indemnity, release and waiver provisions in this Agreement in favor of the Seller Group, and the provisions of Section 7.13 above, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other Person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

15.3                        Further Actions.

Purchaser and Sellers further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, proper or advisable, to carry out their obligations under this Agreement.

15.4                        Assignment.

15.4.1              Assignment of Agreement.

Except as provided in Section 2.5, neither Party shall assign this Agreement or any of its rights or obligations under this Agreement prior to Closing without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void.  Notwithstanding the foregoing (a) Purchaser may assign all of its rights and delegate all of its duties and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser which has been consented to by HIL pursuant to the HIL Consent, (b) no assignment or delegation hereunder by Sanchez Energy Corporation, as Purchaser, shall relieve Sanchez Energy Corporation (or any of its successors) of any of Purchaser’s liabilities and obligations hereunder, and (c) prior to making any such permitted assignment to a direct or indirect wholly-owned subsidiary, Purchaser must obtain Sellers’ consent to the form of assignment used for such assignment, such consent not to be unreasonably withheld.  In the event of an assignment hereunder pursuant to subsection (a) above, the assignee shall be entitled to and undertake the same rights and obligations herein of Purchaser as if such assignee were a party hereto and the Parties agree that in the event of such assignment Purchaser or its assignee may deliver the required closing deliverables with such modifications as to which the Parties reasonably agree.

15.4.2              Further Assignment of Oil & Gas Interests.

Purchaser may assign its rights under this Agreement to its assignee of any of the Assets; however, (i) this Agreement shall remain in effect between Purchaser and Sellers regardless of such assignment, and such permitted assignment shall not constitute a release or novation of any obligation or liability owed by Purchaser to Sellers under this Agreement; (ii) Purchaser shall require its successors and assigns to expressly assume the Assumed Obligations and all of its other duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Assets or the portion thereof acquired by them, but such assumption shall not release Purchaser from any such Assumed Obligation or other duty, responsibility or obligation; and (iii) no such assignment will in any way relieve the Purchaser of any obligations under Section 10.4.

15.5                        Notices.

Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by hand delivery, express courier, delivery service, facsimile machine or by depositing same in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested.  Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt (or upon the date of attempted delivery where delivery is refused).  Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means), and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service.  For purposes of notice, the addresses of the Parties shall be as follows:

Sellers:

EXPRESS MAIL	REGULAR MAIL
SWEPI LP	SWEPI LP
Land and Contracts	Land and Contracts
Attn: Jeff Turnbull	Attn: Jeff Turnbull
200 N. Dairy Ashford	P.O. Box 576
Houston, TX 77079	Houston, TX 77001
Telephone - 281-544-4737
Facsimile - 281-544-4006

STUSCO:  Shell Trading (US) Company
Attn:  Tina Jones

100 Main

Houston, TX 77002
Telephone - 713-230-1843
Facsimile - 713-246-8531

Purchaser:

Sanchez Energy Corporation
Attn:  Steve Adam
1111 Bagby Street, Suite 1800
Houston, TX 77002
Telephone - (713) 783-8000
Facsimile - (713) 756-2787

With a copy to:

(which shall not constitute notice hereunder)

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, TX 77002

Attn: David Elder

Phone: (713) 220-5881

Fax: (713) 236-0822

or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.  Each Seller hereby appoints SWEPI LP as its agent and attorney-in-fact for the purpose of receiving any notice under this Agreement, and giving any notice under this Agreement, and any written notice, demand, waiver or other writing given by SWEPI LP under this Agreement shall be effective for all purposes as if given by all of the Sellers.

15.6                        Public Announcements.

The Parties agree that prior to any Party making any public announcement or statement with respect to the transaction contemplated by this Agreement, such Party shall notify the other Party at least 72 hours prior to disclosure (unless applicable Law requires such disclosure to be made sooner, in which case the disclosing party shall consult with the other Party reasonably in advance of disclosure) and obtain the written approval of the other Party to the text of such announcement or statement, which approval may be withheld for any reason.  Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party or its Affiliates to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Authority and/or the public to the extent required by applicable Law or stock exchange regulation, including in connection with a financing transaction or securities offering undertaken by a Party or such Party’s Affiliates; provided that a Party required to make such a disclosure shall consult with the other Party at least 72 hours (unless applicable Law requires such disclosure to be made sooner, in which case the disclosing party shall consult with the other Party reasonably in advance of disclosure) prior to making such disclosure and in no event shall Purchaser use the name “Harrison” or “Piloncillo” in any press release or other public announcement prior to Closing without the consent of Sellers.  In the event a Party has approved or been consulted with respect to any disclosures as required hereunder, the other Party or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that the non-disclosing party has approved or been consulted with respect to, as applicable, to the extent required by applicable Law or stock exchange regulation to be disclosed to a Governmental Authority or the public.  Notwithstanding the foregoing or the terms of the Confidentiality Agreement, Purchaser and any of its Affiliates may, without the prior written consent of Sellers, but after consultation with Sellers at least 24 hours in advance, disclose the terms and provisions of this Agreement and any information regarding this Agreement and the transactions contemplated hereby (including, without limitation, the Assets and any related financial, reserve, production and other information or such other information deemed necessary by Purchaser or its Affiliates, but excluding the Ongoing Confidential Information) in or in connection with (i) offering materials for a public or private offering of securities or other financing transaction of Purchaser or any of its Affiliates, and/or (ii) one or more customary investor presentations or related conference calls by Purchaser or its Affiliates with investors or analysts.  For a period of one year from the date such information is provided, Sellers will treat all material non-public information of Purchaser or its Affiliates provided to Sellers in connection with the immediately preceding sentence as strictly confidential and will not use any such information other than for the purpose of such consultation, provided that Purchaser has notified Sellers as to which information Purchaser considers to be material non-public information of Purchaser or its Affiliates.  The Parties agree that the Confidentiality Agreement shall terminate and be of no further force and effect at and after the Closing, except with respect to the Ongoing Confidential Information.

15.7                        Time Limits; Waiver.

Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced.  Subject to the foregoing, however, the failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel.  Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

15.8                        Applicable Law.

The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the Laws of the State of Texas without giving effect to principles of conflicts of Laws.

15.9                        Severance of Invalid Provisions.

In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement.  If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity.  Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

15.10                 Construction & Interpretation.

The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

15.10.1       Headings for Convenience.

Except for the definition headings, all the table of contents, captions, numbering sequences, paragraph headings and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

15.10.2       Gender & Number.

The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof.  Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

15.10.3       Independent Representation.

Each Party has had the benefit of independent legal representation with respect to the subject matter of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby.  This Agreement is the result of arms’ length negotiations from equal bargaining positions.  This Agreement shall be construed fairly and reasonably and not more strictly against one Party than another, on the basis of who drafted this Agreement or any provision hereof.

15.10.4       Section References.

Unless otherwise stated, references in this Agreement to articles, sections or subsections are references to the articles, sections or subsections of this Agreement.

15.11                 Days.

If a deadline falls on a day that is not a Business Day, then the deadline will extend to the next Business Day.

15.12                 Integrated Agreement.

This Agreement, the Exhibits and Schedules attached and incorporated herein, the Confidentiality Agreement, the other Transaction Documents and the instruments delivered at or in connection with the Closing hereunder contain the final and entire agreement of the Parties with respect to the subject matter of this contract.  There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any such Closing document.  Upon execution of this Agreement by all Parties, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement.  Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing document.  This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties.  This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement.

15.13                 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

15.14                 Multiple Counterparts.

This Agreement may be executed by signing the original or a counterpart hereof.  If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

15.15                 FAIR NOTICE DISCLOSURE STATEMENT.

PURCHASER’S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT THAT REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND HOLD SELLERS HARMLESS IRRESPECTIVE OF THE

STRICT LIABILITY OF SELLERS OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLERS.

15.16                 WAIVER OF CONSUMER RIGHTS UNDER THE DTPA.

PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF $25,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN $25,000,000, AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT PURCHASER DOES NOT WAIVE ANY PROVISION FOR WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY PURCHASER CANNOT BE EFFECTIVE.

ARTICLE 16
DISPUTE RESOLUTION

16.1                        Dispute Resolution.

In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such dispute by negotiations as provided in this Article 16 between senior representatives who have authority to settle the controversy.  “Arbitrable Dispute” means (except for:  (a) disputes involving Environmental Defects or any cure relating thereto which will be resolved as provided in Section 3.2(g), or (b) any matters to be resolved by the Accounting Referee as provided in Section 8.1.1(b)), any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement, the transactions contemplated by this Agreement or any alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 11 or relating to matters that are the subject of this Agreement or the relationship between the Parties under this Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by law or otherwise, or (d) any such matters could result in damages or any other relief, whether at law, in equity or otherwise; but the term “Arbitrable Dispute” does not include any claim for injunctive relief.

(a)                                 Notification.  When an Arbitrable Dispute exists, each Party has the right to give the other Party written notice of the Arbitrable Dispute.

(b)                                 Meeting Between Senior Representatives.  Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter.  If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representatives at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney.  If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, proceed directly to arbitration under Section 16.2.

(c)                                  Confidentiality.  All offers, promises, conduct and statements, whether oral or written, made in the course of meetings between senior representatives, by any of the Parties, their agents, employees, experts and attorneys and by any CPR employees, are confidential, privileged and inadmissible for any purpose including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the meetings between senior representatives.

16.2                        Arbitration.

Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 16.1 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the arbitration rules of the International Institute for Conflict Prevention & Resolution (“CPR”) Non-Administered Arbitration Rules, as supplemented by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (“CPR Protocol”), as currently in effect on the date of this Agreement (collectively, the “Rules”).  If there is any inconsistency between the provisions of this Agreement and the Rules, the provisions of this Agreement shall control.

(a)                                 Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given in this Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days.  Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.

(b)                                 The Sellers shall appoint one arbitrator and the Purchaser shall appoint one arbitrator.  The two arbitrators so appointed shall select the third arbitrator, and failing agreement on selection of the third arbitrator by the two arbitrators within thirty (30) days after their appointment, the third arbitrator shall be appointed by the CPR in accordance with the Rules.  Each appointer of the first two arbitrators shall pay the compensation and expenses of the arbitrator it appoints.  The Sellers shall pay one-half of the compensation and expenses of the third arbitrator and the Purchaser shall pay the other half.  All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute.  The location of all arbitration proceedings shall be Houston, Texas.

(c)                                  The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible.  If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty-five (45) Business Days after the selection of the third arbitrator.  If the amount in controversy exceeds One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third arbitrator.  Expedited discovery will be permitted if and as agreed by the Parties.  If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the Rules.

(d)                                 Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties.  In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Agreement.

(e)                                  The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written, effective as of the Effective Time.

SELLERS:

SWEPI LP

By:	/s/ Kirk W. Malveaux
Name:	Kirk W. Malveaux
Title:	Attorney-in-Fact

SHELL GULF OF MEXICO INC.

By:	/s/ Kirk W. Malveaux
Name:	Kirk W. Malveaux
Title:	Attorney-in-Fact

PURCHASER:

SANCHEZ ENERGY CORPORATION

By:	/s/ Tony Sanchez, III
Name:	Tony Sanchez, III
Title:	President & CEO

[Signature Page to Purchase and Sale Agreement]